Exhibit 99.1

Article I DEFINITIONS AND ACCOUNTING TERMS	1
1.01 Defined Terms	1
1.02 Other Interpretive Provisions	23
1.03 Accounting Terms.	24
1.04 Rounding	25
1.05 Times of Day	25
1.06 Letter of Credit Amounts	25
1.07 Borrowers’ Representative	25
Article II THE COMMITMENTS AND CREDIT EXTENSIONS	26
2.01 Working Capital Revolver Loans	26
2.02 Borrowings, Conversions and Continuations of Working Capital Revolver Loans.	26
2.03 Letters of Credit	29
2.04 Swing Line Loans.	37
2.05 Fixed Asset Loans	40
2.06 Borrowings, Conversions and Continuations of Fixed Asset Loans.	41
2.07 Conversion of Fixed Asset Loans into Mortgage Components, Equipment Components and IP Components.	43
2.08 Job Bank Term Loan	44
2.09 Prepayments.	44
2.10 Mandatory Prepayment.	46
2.11 Excess Cash Flow Recapture	48
2.12 Termination or Reduction of Commitments	48
2.13 Repayment of Loans.	49
2.14 Interest.	50
2.15 Fees	51
2.16 Computation of Interest and Fees	52
2.17 Evidence of Debt.	52
2.18 Payments Generally; Agent’s Clawback.	53
2.19 Sharing of Payments	54
Article III TAXES, YIELD PROTECTION AND ILLEGALITY	55
3.01 Taxes.	55
3.02 LIBOR Rate Lending Unlawful	56
3.03 Increased Costs.	57
3.04 Unavailability of LIBOR Rate	58
3.05 Mitigation Obligations	58
3.06 Survival	58
Article IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS	59
4.01 Conditions of Initial Credit Extension	59
4.02 Conditions to all Credit Extensions	62
4.03 Conditions of Working Capital Revolver Loans and Swing Line Loans	63
4.04 Conditions of Fixed Asset Loans	63
4.05 Conditions of Job Bank Term Loan	65
Article V REPRESENTATIONS AND WARRANTIES	65
5.01 Existence, Qualification and Power; Compliance with Laws	65
5.02 Authorization; No Contravention	65
5.03 Governmental Authorization; Other Consents	66
5.04 Binding Effect	66
5.05 Financial Statements; No Material Adverse Effect.	66
5.06 Litigation	67
5.07 No Default	67
5.08 Ownership of Property; Liens	67
5.09 Insurance	67
5.10 Taxes	67

i

5.11 ERISA Compliance.	67
5.12 Subsidiaries	68
5.13 Margin Regulations; Investment Company Act; Public Utility Holding Company Act	68
5.14 Disclosure	68
5.15 Compliance with Laws	69
5.16 Intellectual Property; Licenses, Etc	69
5.17 Rights in Collateral; Priority of Liens	69
5.18 Purposely omitted	69
5.19 Patriot Act, Etc	69
5.20 Business Interruptions	70
5.21 Acquisitions, Names and Organization Numbers	70
5.22 Solvency	70
5.23 Common Enterprise	71
5.24 PIDC Financing	71
5.25 MELF Financing	71
5.26 Location of Collateral	71
Article VI AFFIRMATIVE COVENANTS	71
6.01 Financial Statements	71
6.02 Certificates; Other Information	72
6.03 Notices	73
6.04 Payment of Obligations	74
6.05 Preservation of Existence, Etc	74
6.06 Maintenance of Properties	74
6.07 Maintenance of Insurance	74
6.08 Compliance with Contractual Obligations and Laws	75
6.09 Books and Records	75
6.10 Inspection Rights	75
6.11 Use of Proceeds	75
6.12 Financial Covenants.	76
6.13 Guarantor	78
6.14 Collateral Records	78
6.15 Security Interests	78
6.16 ERISA Matters	78
6.17 Bank Accounts	79
6.18 Purposely Omitted.	79
6.19 Affiliate Indebtedness	79
6.20 Additional Documents and Future Actions	79
6.21 Hedging Contracts	79
6.22 PIDC Financing	79
6.23 MELF Financing	79
6.24 RACP Grant	79
Article VII NEGATIVE COVENANTS	80
7.01 Liens	80
7.02 Investments	81
7.03 Indebtedness	81
7.04 Acquisitions	82
7.05 Guarantees	83
7.06 Fundamental Changes	83
7.07 Dispositions	83
7.08 Restricted Payments	84
7.09 Change in Nature of Business	84
7.10 Transactions with Affiliates	84
7.11 Burdensome Agreements	84
7.12 Use of Proceeds	85
7.13 Patriot Act, Etc	85

7.14 Fiscal Year	85
7.15 Tax Returns	85
7.16 Name Change; State of Organization	85
7.17 Location of Collateral	85
7.18 PIDC Financing	85
7.19 MELF Financing	85
Article VIII NAVY YARD PROJECT.	86
8.01 Navy Yard Equipment	86
8.02 Line Item Budget and Disbursement Schedule	86
8.03 Project Schedule	86
8.04 Payment of Navy Yard Project Costs	87
8.05 Purchase Orders	87
8.06 Permits	87
8.07 Zoning and Land Use	87
8.08 Economic Opportunity Zone	87
8.09 Fees Payable to Borrowers	87
8.10 Right of Agent to Inspect Navy Yard Property	88
8.11 Sign Regarding Financing	88
8.12 Notification of Disputes	88
8.13 Completion of the Navy Yard Project	88
8.14 Inspector	88
8.15 Navy Yard Lease.	88
Article IX EVENTS OF DEFAULT AND REMEDIES	90
9.01 Events of Default	90
9.02 Remedies Upon Event of Default	93
9.03 Application of Funds	94
9.04 Discharge of Liens	94
Article X ADMINISTRATIVE AGENT	94
10.01 Appointment and Authorization of Administrative Agent	94
10.02 Rights as a Lender	94
10.03 Exculpatory Provisions	94
10.04 Reliance by Administrative Agent	95
10.05 Delegation of Duties	96
10.06 Resignation of Agent	96
10.07 Non-Reliance on Agent and Other Lenders	97
10.08 No Other Duties, Etc	97
10.09 Administrative Agent May File Proofs of Claim	97
10.10 Collateral Matters.	98
Article XI MISCELLANEOUS	99
11.01 Amendments, Etc	99
11.02 Notices; Effectiveness; Electronic Communications.	100
11.03 No Waiver; Cumulative Remedies	101
11.04 Expenses; Indemnity; Damage Waiver.	102
11.05 Payments Set Aside	103
11.06 Successors and Assigns.	104
11.07 Treatment of Certain Information; Confidentiality	107
11.08 Right of Setoff	107
11.09 Interest Rate Limitation	108
11.10 Counterparts; Integration; Effectiveness	108
11.11 Survival of Representations and Warranties	108
11.12 Severability	108
11.13 Governing Law; Jurisdiction; Etc.	109
11.14 Waiver of Right to Trial by Jury	110

11.15 Patriot Act Notice	110
11.16 Time of the Essence	110
11.17 Joint and Several Liability of Borrowers.	110
11.18 Savings Clause.	113

SCHEDULES

2.01           Commitments and Applicable Percentages
5.06           Litigation
5.09           Insurance Coverage
5.11           Unfunded Pension Liability
5.12           Subsidiaries and Other Equity Investments
5.16           IP Collateral
5.24           PIDC Financing
5.25           MELF Financing
7.01           Existing Liens
7.05           Permitted Guarantees
8.01           Navy Yard Equipment
8.02           Navy Yard Project Line Item Budget and Disbursement Schedule
8.03           Navy Yard Project Timetable
8.06           Navy Yard Project Permits and Timetable
8.15           Landlord’s Work with Deadlines for Commencement and Completion of Stages
11.02         Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

A           Form of Working Capital Revolver Loan Notice
B           Form of Swing Line Loan Notice
C           Form of Fixed Asset Loan Notice
D           Form of Compliance Certificate
E           Form of Assignment and Assumption
F           Fox Street Property Legal Description
G           Hunting Park Property Legal Description
H           Navy Yard Property Legal Description
I           Oxford Property Legal Description
J           Form of Fixed Asset Loan Term Out Notice
K           Form of Certificate of Completion
L           Form of Certificate of Advance

v

Execution Version

CREDIT AGREEMENT

Dated as of September 6, 2007
among
TASTY BAKING COMPANY
and
Its Subsidiaries,
as Borrowers,

CITIZENS BANK OF PENNSYLVANIA,
as Administrative Agent, Collateral Agent, Swing Line Lender and
L/C Issuer,
and
The Other Lenders Party Hereto,
with
RBS SECURITIES CORPORATION
acting as Sole Lead Arranger

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is entered into as of September 6, 2007, among TASTY BAKING COMPANY, a Pennsylvania corporation (“Company”), the direct and indirect subsidiaries of the Company from time to time parties hereto (the “Subsidiary Borrowers” and with the Company, collectively, the “Borrowers”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and CITIZENS BANKOF PENNSYLVANIA, as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer.

Borrowers have requested that Lenders provide certain credit facilities to Borrowers, and Lenders are willing to do so on the terms and conditions set forth herein.  In consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

ARTICLE I  DEFINITIONS AND ACCOUNTING TERMS

1.01  Defined Terms.As used in this Agreement, the following terms shall have the meanings set forth below:

“Accounts Receivable” as to Borrowers means all accounts and other obligations owing to Borrowers arising out of the sale of goods, net of any intercompany accounts between Borrowers or their Subsidiaries or Affiliates, all as determined in accordance with GAAP and as reflected on Borrowers’ financial statements delivered pursuant to Section 6.01(a) and (b).

“Administrative Agent” means Citizens Bank in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means Agent’s address as set forth on Schedule 11.02, or such other address as Agent may from time to time notify Borrowers and Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Agent to each Lender.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means Citizens Bank in its capacity as administrative agent or collateral agent, as the case may be, or any successor agent in such capacity.

“Agent Fee Letter” has the meaning specified in Section 2.15(b).

“Aggregate Commitments” means the respective Commitments of all Lenders.

“Agreement” means this Credit Agreement.

“Applicable Percentage” means with respect to any Lender at any time, the percentage of the Aggregate Commitments of any Loan or all Loans in the aggregate, as applicable, represented by such Lender’s Commitment of such Loan (or all Loans) at such time.  If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender for each Loan and the Loans in the aggregate is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Operating Leverage Ratio as set forth in the most recent Compliance Certificate received by Agent pursuant to Section 6.02(b):

Applicable Rate
Pricing Level	Operating Leverage Ratio	Unused Commitment Fee	LIBOR Rate + ___________ L/C Fee	Prime Rate +
1	<1.0x	0.20%	0.75%	0.0%
2	>1.0x < 2.0x	0.25%	1.25%	0.0%
3	>2.0x < 3.0	0.30%	1.75%	0.0%
4	>3.0x < 4.0x	0.40%	2.25%	0.25%
5	>4.0 x	0.50%	2.75%	0.75%
Any increase or decrease in the Applicable Rate resulting from a change in the Operating Leverage Ratio shall become effective commencing on the 5th Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 5 shall apply commencing on the 5th Business Day following the date such Compliance Certificate was required to have been delivered.  The Applicable Rate in effect from the Closing Date through receipt and review of the Compliance Certificate for the period ending September 29, 2007 will be based upon Pricing Level 3.  Notwithstanding the foregoing, until the Conversion Date, the Applicable Rate for the L/C Fee will be 1.75% and the Applicable Rate for any LIBOR Rate Loan which is a Working Capital Revolver Loan or a Fixed Asset Loan will not be less than the LIBOR Rate plus 1.75% basis points.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by Agent, in substantially the form of Exhibit E or any other form approved by Agent.

“Assignment of Contracts” means that certain Assignment of Navy Yard Project Contracts dated of even date herewith executed by Borrowers in favor of Agent, for the benefit of the Lenders.

“Assignment of Plans and Specifications” means that certain Assignment of Interest in Navy Yard Plans and Engineer Contracts dated of even date herewith executed by Borrowers in favor of Agent, for the benefit of the Lenders.

“Attributable Indebtedness” means, on any date with respect to any Person, (a) in respect of any Capitalized Lease of such Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capitalized Lease.

“Audited Financial Statements” means the audited consolidated balance sheet of Borrowers and their Subsidiaries for the fiscal year ended December 30, 2006, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Borrowers and their Subsidiaries, including the notes thereto.

“Borrowers” has the meaning specified in the introductory paragraph hereto.

“Borrowers’ Representative” has the meaning specified in Section 1.07.

“Borrowing” means a Working Capital Revolver Borrowing, a Swing Line Borrowing or a Fixed Asset Loan Borrowing, as the context may require.

“Business Day” means (a) any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in the Commonwealth of Pennsylvania; (b) when such term is used to describe a day on which a Borrowing, payment, prepaying, or repaying is to be made in respect of any LIBOR Rate Loan, any day which is: (i) neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in the Commonwealth of Pennsylvania or the State of New York; and (ii) a London Banking Day; and (c) when such term is used to describe a day on which an interest rate determination is to be made in respect of any LIBOR Rate Loan, any day which is a London Banking Day.

“Capital Stock” means corporate stock and any and all shares, partnership interests, limited partnership interests, membership interests, equity interests, rights, securities or other equivalent evidences of ownership (however designated) issued by any entity (whether a corporation, partnership, limited liability company, limited partnership, business trust or other type of entity).

“Capital Expenditures” means any expenditure that would be classified as a capital expenditure in accordance with GAAP.

“Capitalized Lease” means any lease of property, the obligations for the rental of which are required to be capitalized in accordance with GAAP.

“Capitalized Lease Obligations” means all amounts payable with respect to a Capitalized Lease.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Flow” means with respect to Borrowers and their Subsidiaries for the applicable period, EBITDA less the sum of (a) Unfunded Capital Expenditures, (b) Distributions solely with respect to the redemption or repurchase of Capital Stock of the Company, and (c) income tax expense actually paid during such period, determined on a consolidated basis in accordance with GAAP.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means, with respect to any Person, an event or series of events by which the following shall be deemed to have occurred (a) any “person” or “group” as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than twenty-five percent (25%) of the total voting power of the issued and outstanding voting Capital Stock of the Company normally entitled to vote in the election of directors of the Company, or (b) from and after the date hereof, individuals who on the date hereof constitute a majority of the Board of Directors of the Company (together with any new directors whose election by the Board of Directors of the Company or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nominee for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office. Change in Control shall also be deemed to have occurred if the Company ceases to own 100% of all direct and indirect ownership interests in and all voting rights related thereto with respect to all of the Subsidiary Borrowers.

“Citizens Bank” means Citizens Bank of Pennsylvania, its successors and assigns.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Code” means the Internal Revenue Code of 1986.

"Collateral" shall mean any and all assets and rights and interests in or to property of each Borrower, whether real or personal, tangible or intangible, in which a Lien is granted or purported to be granted pursuant to the Collateral Documents.

“Collateral Agent” means Citizens Bank in its capacity as collateral agent hereunder or under any of the Loan Documents, or any successor collateral agent.

“Collateral Documents” means all agreements, instruments and documents now or hereafter executed and delivered in connection with this Agreement pursuant to which Liens are granted or purported to be granted to Agent in Collateral securing all or part of the Obligations each in form and substance satisfactory to Agent, including without limitation, the Security Agreement, Intellectual Property Security Agreement, the Mortgages, the Lessor’s Agreement, the Assignment of Contracts, the Assignment of Plans and Specifications, and the Stock Pledge Agreements.

“Commitment” means:  (a) as to each Lender, its obligation to (i) make Working Capital Revolver Loans to Borrowers pursuant to Section 2.01, (ii) purchase participations in L/C Obligations, (iii) purchase participations in Swing Line Loans, and (iv) make Fixed Asset Loans to Borrowers pursuant to Section 2.05, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement, and (b) with respect to Citizens Bank, its obligations to make the Job Bank Term Loan to Borrowers.

“Company” has the meaning specified in the introductory paragraph hereto.

“Completion Date” means September 6, 2010, provided that, in the event that Completion of the Navy Yard Project has not occurred by September 6, 2010 and Borrowers have requested an extension of such deadline in writing delivered to Agent at least 30 days prior to such deadline, then the Completion Date shall be extended until December 5, 2010, so long as Borrowers are diligently pursuing Completion of the Navy Yard Project during such extension.

“Completion Guaranty” means the Completion Guaranty dated May 8, 2007 from Liberty Property Limited Partnership to and for the benefit of the Company.

“Completion of the Navy Yard Project” means completion of the Navy Yard Project as evidenced by Agent’s receipt of the items required under Section 8.13.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Contractual Obligation” means, as to any Person, any provision of any Capital Stock issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion Date” means the date specified in the Fixed Asset Loan Term Out Notice for the effective conversion of the Fixed Asset Loans into Mortgage Components, Equipment Components and IP Components, after the satisfaction of the conditions set forth in Section 2.07(a).

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Daily LIBOR Loan” means any Swing Line Loan bearing interest based on the Daily LIBOR Rate plus the applicable basis points specified in the calculation of the Applicable Rate for a LIBOR Rate Loan.

“Daily LIBOR Rate” means, for any day, the rate of one (1) month U.S. Dollar deposits as reported on Reuters Screen LIBOR01 Page as of 11:00 a.m. London time, on such day, or if such day is not a London Banking Day, then the immediately preceding London Banking Day (or if not so reported, then as determined by the Agent from another recognized source or interbank quotation).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than L/C Fees and the Job Bank Term Loan, an interest rate equal to (i) the Prime Rate plus (ii) 2% per annum, and (b) when used with respect to L/C Fees, a rate equal to 4.75% per annum, and (c) when used with respect to the Job Bank Term Loan, a rate equal to 7½% per annum.

“Defaulting Lender” means any Lender that (a) has failed or refused to fund any portion of the Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed or refused to pay over to Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Distribution” means, in respect of any Person, (a) dividends or other distributions on Capital Stock of such Person (except distributions in Capital Stock of such Person), (b) the redemption or acquisition of such Capital Stock or of warrants, rights or other options to purchase such Capital Stock (except when solely in exchange for Capital Stock of such Person), and (c) any payment on account of, or the setting apart of any assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of any share of any class of Capital Stock of such Person or any warrants or options to purchase any such Capital Stock.

“EBITDA" means with respect to Borrowers and their Subsidiaries for any period of four (4) consecutive quarters, consolidated net income (excluding Option Proceeds and extraordinary gains and losses), plus the sum of (a) income tax expense, (b) Interest Expense, (c) depreciation and amortization, (d) non-cash pension charges, but only to the extent such non-cash pension charges do not exceed fifteen percent (15%) of the Tangible Net Worth as determined at the end of such period, and (e) any other non-cash gains to or non-cash charges against net income acceptable to the Agent and the Required Lenders (which shall include a non-cash charge against net income in connection with stock-based compensation), less any non-cash pension gains during such period, in each case to the extent deducted in determining net income, as determined for the Borrowers and their Subsidiaries in accordance with GAAP.  “Extraordinary gains and losses” shall include for purposes of calculating EBITDA for compliance with terms of this document, transition costs, restructure charges and any other gains or losses permitted by the Agent that result from the Borrowers’ execution of the Navy Yard project.

 “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; and (c) any other Person (other than a natural person) (i) approved by Agent, the L/C Issuer and Swing Line Lender (each such approval not to be unreasonably withheld, delayed or conditioned), and (ii) unless an Event of Default has occurred and is continuing, with notice to the Company; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Borrower or any Borrower’s Affiliates or Subsidiaries.

“Equipment Component” has the meaning specified in Section 2.07(b).

“Equipment Component Amount” means an amount equal to the lesser of: (a) $35,000,000, or (b) the difference between the Outstanding Amount of the Fixed Asset Loans as of the Conversion Date minus the sum of: (i) the Mortgage Component Amount, and (ii) the IP Component Amount.

“Equipment Component Maturity Date” means the date which is the second anniversary date of the Conversion Date.

“Equity Interests” means, with respect to any Person, all of the shares of Capital Stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of Capital Stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of Capital Stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) a withdrawal by any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization, (d) the filing of a notice of intent to terminate under Section 4041 or 4041A of ERISA, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan, (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan, or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 9.01.

“Excess Cash Flow” means, with respect to Borrowers and their Subsidiaries for each fiscal year commencing with the fiscal year ending December 29, 2007, (a) Cash Flow of Borrowers and their Subsidiaries for such fiscal year, plus (b) all extraordinary cash gains during such fiscal year, minus (c) the sum of (i) principal payments actually made with respect to Indebtedness (other than Revolving Loans), (ii) the principal component of all payments actually made with respect to Capitalized Lease Obligations, (iii) Interest Expense actually paid, and (iv) all extraordinary cash losses, all as determined for such fiscal year on a consolidated basis and in accordance with GAAP.

“Excluded Taxes” means, with respect to Agent, any Lender or the L/C Issuer, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, and (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which each Borrower is located.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Agent on such day on such transactions as determined by Agent.

“Financial Covenant” means the financial covenants set forth in Section 6.12.

“Fixed Asset Loan” has the meaning specified in Section 2.05.

“Fixed Asset Loan Availability Period” means the period from and including the Closing Date to the earliest of (a) the Completion Date, (b) the Conversion Date, and (c) the date of termination of the Aggregate Commitments for Fixed Asset Loans pursuant to Section 2.13(c).

“Fixed Asset Loan Borrowing” means a borrowing under the Fixed Asset Loan pursuant to Section 2.06.

“Fixed Asset Loan Maturity Date” means the Completion Date.

“Fixed Asset Loan Note” means each Note executed by Borrowers payable to the order of a Lender evidencing Borrowers’ obligation to repay the Fixed Asset Loans made by such Lender, in form acceptable to Agent.

“Fixed Asset Loan Notice” means a notice of a Fixed Asset Loan Borrowing pursuant to Section 2.05, which if in writing, shall be substantially in the form of Exhibit C.

“Fixed Asset Term Out Notice” means the notice in the form attached hereto as Exhibit J to be delivered pursuant to Section 2.07(b).

“Fixed Charge Coverage Ratio” means the ratio of (a) Borrowers’ and their Subsidiaries’ Cash Flow for any period of four (4) consecutive fiscal quarters, to (b) Borrowers’ and their Subsidiaries’ Fixed Charges during the same four (4) consecutive fiscal quarters, all as determined on a consolidated basis in accordance with GAAP.

“Fixed Charges” means, with respect to Borrowers and their Subsidiaries for any period of four (4) consecutive fiscal quarters, the sum of: (a) scheduled payments of principal on all Indebtedness (other than the Revolving Loans), (b) scheduled payments under all Capitalized Leases (not including any payments that may be capitalized under the Navy Yard Lease or the Improvements Agreement) and (c) all Interest Expense, to the extent that such items are deducted in determining Borrowers’ and their Subsidiaries’ consolidated net income during such period, and determined on a consolidated basis in accordance with GAAP.

“Fox Street Property” means the real property described on Exhibit F attached hereto and all improvements thereon.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Funded Debt” means, with respect to Borrowers and their Subsidiaries, all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long term liabilities, L/C Obligations and Capitalized Lease Obligations, provided that, for purposes of determining Funded Debt, the calculation of L/C Obligations shall not be based on Section 1.06, but rather shall be based on the actual amount then available to be drawn under the applicable Letter of Credit at such time not including any automatic increases that have not yet taken effect.

“Funding Date” means the date, which must be a Business Day, on which the funding of a Working Capital Revolver Borrowing occurs.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Primary Obligor securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Hedging Contracts” means, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, or any other agreements or arrangements entered into between any Borrower and Agent, any Lender or any Affiliate of any Lender, including without limitation, RBS Securities Corporation, and designed to protect such Borrower against fluctuations in interest rates or currency exchange rates.

“Hedging Obligations” means, with respect to the Borrowers, all liabilities of the Borrowers to Agent, any Lender or any Affiliate of any Lender, including without limitation, RBS Securities Corporation, under Hedging Contracts.

“Hedging Termination Value” means, in respect of any one or more Hedging Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Contracts, (a) for any date on or after the date such Hedging Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Contracts (which may include a Lender or any Affiliate of a Lender).

“Hunting Park Property” means the real property described on Exhibit G attached hereto and all improvements thereon.

“Improvements Agreement” means that certain Improvements Agreement between the Landlord and the Company dated May 8, 2007.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)  all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)  all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)  net obligations of such Person under any Hedging Contract;

(d)  all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was first due and payable);

(e)  indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)  Capitalized Leases Obligations and Synthetic Lease Obligations;

(g)  all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)  all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Hedging Contract on any date shall be deemed to be the Hedging Termination Value thereof as of such date.  The amount of any Capitalized Lease Obligation or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Indemnity Agreements” means the four (4) indemnity agreements referenced in Section 25(b) of the Navy Yard Lease.

“Inspector” has the meaning specified in Section 8.14.

“Intellectual Property Security Agreement” means that certain Patents, Trademarks, Copyrights and Licenses Security Agreement dated of even date herewith executed by Borrowers in favor of Agent, for the benefit of the Lenders.

“Intercreditor and Collateral Sharing Agreement” means that certain Intercreditor and Collateral Sharing Agreement dated of even date herewith by and among Agent, MELF, PIDC and the Borrowers.

“Interest Expense” means with respect to Borrowers and their Subsidiaries for any period, total interest expense, whether paid or accrued, including the interest component of all Capitalized Lease Obligations and the interest component payable under the Improvements Agreement, determined on a consolidated basis in accordance with GAAP.

“Interest Payment Date” means (a) relative to any LIBOR Rate Loan having an LIBOR Interest Period of three months or less, the last Business Day of such LIBOR Interest Period, and as to any LIBOR Rate Loan having an LIBOR Interest Period longer than three months, each Business Day which is three months, or a whole multiple thereof, after the first day of such LIBOR Interest Period and the last day of such LIBOR Interest Period, (b) relative to any Prime Rate Loan (including a Swing Line Loan), the last Business Day of each calendar month, and (c) relative to any Loan, the Working Capital Revolver Loan Maturity Date, Swing Line Loan Maturity Date or Fixed Asset Loan Maturity Date, as applicable.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Collateral” means the intellectual property owned by Borrowers and listed on Schedule 5.16.

“IP Component” has the meaning specified in Section 2.07(b).

“IP Component Amount” means an amount equal to $20,000,000 minus the Mortgage Component Amount.

“IP Component Maturity Date” means the date which is the second anniversary date of the Conversion Date.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or, to the extent required by the L/C Issuer, such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the L/C Application, and any other document, agreement and instrument entered into by the L/C Issuer and Borrowers (or any Subsidiary) or in favor of the L/C Issuer and relating to any such Letter of Credit.

“Job Bank Term Loan” has the meaning specified in Section 2.08.

“Job Bank Term Note” has the meaning specified in Section  2.08.

“Landlord” means L/S 26th Street South, LP, a Delaware limited partnership, as successor by assignment from Liberty Property/Synterra Limited Partnership.

“Landlord’s Work” has the meaning set forth therefor in the Navy Yard Lease.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage of the Working Capital Revolver Loan.

“L/C Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Working Capital Revolver Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Expiration Date” means the day that is the earlier of (a) twelve (12) months after the date of issuance (subject to twelve (12) month renewals), or (b) thirty (30) days prior to the Working Capital Revolver Loan Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“L/C Fee” has the meaning specified in Section 2.03(i).

“L/C Issuer” means Citizens Bank in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Sublimit” means an amount equal to $20,000,000.  The L/C Sublimit is part of, and not in addition to, the Aggregate Commitments for Revolving Loans.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrowers and Agent.

“Lessor’s Agreement” means that certain Lease Estoppel Certificate, Amendment of Lease and Agreement dated of even date herewith among Landlord, the Company and Agent.

“Letter of Credit” means any standby or merchandise letter of credit issued hereunder.

“LIBOR Interest Period” means, relative to any LIBOR Rate Loan: (i) initially, the period beginning on (and including) the date on which such LIBOR Rate Loan is made or continued as, or converted into, a LIBOR Rate Loan pursuant to Sections 2.02 and 2.06 and ending on (but excluding) the day which numerically corresponds to such date one, two, three or six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in each case as the Borrower may select in its notice pursuant to Sections 2.02 and 2.06 ; and (ii) thereafter, each period commencing on the last day of the next preceding LIBOR Interest Period applicable to such LIBOR Rate Loan and ending one, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Agent pursuant to Sections 2.02 and 2.06 hereof;

provided, however, that

(A)	LIBOR Interest Periods commencing on the same date for LIBOR Rate Loans comprising part of the same Borrowing under this Agreement shall be of the same duration;

(B)
LIBOR Interest Periods for LIBOR Rate Loans in connection with which the Borrower has or may incur Hedging Obligations with the Agent or any Lender shall be of the same duration as the relevant periods set under the applicable Hedging Contracts;

(C)
if such LIBOR Interest Period would otherwise end on a day which is not a Business Day, such LIBOR Interest Period shall end on the next following Business Day unless such day falls in the next calendar month, in which case such LIBOR Interest Period shall end on the first preceding Business Day; and

(D)	no LIBOR Interest Period may end later than the Working Capital Revolver Loan Maturity Date or the Fixed Asset Loan Maturity Date, as applicable.

“LIBOR Loan” or “LIBOR Rate Loan” means any Loan or advance the rate of interest applicable to which is based upon the LIBOR Rate.

“LIBOR Rate” means, relative to any LIBOR Interest Period, the offered rate for deposits of U.S. Dollars in an amount approximately equal to the amount of the requested LIBOR Rate Loan for a term coextensive with the designated LIBOR Interest Period which the British Bankers’ Association fixes as its LIBOR rate as of 11:00 a.m. London time on the day which is two London Banking Days prior to the beginning of such LIBOR Interest Period.  If such day is not a London Banking Day, the LIBOR Rate shall be determined on the next preceding day which is a London Banking Day.  If for any reason the Agent cannot determine such offered rate by the British Bankers’ Association, the Agent may, in its discretion, select a replacement index based on the arithmetic mean of the quotations, if any, of the interbank offered rate by first class banks in London or New York for deposits in comparable amounts and maturities.

“LIBOR Rate Fixed Asset Loan” means a Fixed Asset Loan that is a LIBOR Rate Loan.

“LIBOR Rate Working Capital Revolver Loan” means a Working Capital Revolver Loan that is a LIBOR Rate Loan.

“LIBOR Reserve Percentage” means, relative to any day of any LIBOR Interest Period, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the FRB or other governmental authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of “Eurocurrency Liabilities”, as currently defined in Regulation D of the FRB, having a term approximately equal or comparable to such LIBOR Interest Period.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Line Item Budget and Disbursement Schedule” means the line item budget and disbursement schedule for the Navy Yard Project attached hereto as Schedule 8.02.

“Liquidity Ratio” means with respect to Borrowers and their Subsidiaries for each fiscal quarter, the ratio of (a) the outstanding principal amount of all Accounts Receivable of Borrowers calculated as of the last day of such fiscal quarter, to (b) the Outstanding Amount of all Working Capital Revolver Loans and Swing Line Loans on the last day of such fiscal quarter.

“Loan” means an extension of credit by a Lender to Borrowers under Article II in the form of a Working Capital Revolver Loan, a Swing Line Loan, a Fixed Asset Loan, or the Job Bank Term Loan.

“Loan Documents” means this Agreement, each Note, each Issuer Document, the Agent Fee Letter, the Intercreditor and Collateral Sharing Agreement and each Collateral Document.

 “London Banking Day” means a day on which dealings in United States dollar deposits are transacted in the London interbank market.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of Borrowers and their Subsidiaries taken as a whole, (b) a material impairment of the ability of any Borrower to perform its obligations under any Loan Document to which it is a party, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Borrower of any Loan Document to which it is a party or the rights of Agent or Lenders thereunder.

“MELF” means The Commonwealth of Pennsylvania acting by and through the Department of Community and Economic Development, its successors and assigns, as lender under the Machinery and Equipment Loan Fund.

“MELF Financing” means two (2) separate $5,000,000 loans ($10,000,000 in aggregate) extended by MELF to the Company for a term of ten (10) years to be funded over a two-year period with interest accruing at a fixed rate of 5% per annum.

“Mortgage Component” has the meaning specified in Section 2.07(b).

“Mortgage Component Amount” means an amount equal to the lesser of: (a) $20,000,000, or (b) 80% of the aggregate appraised value of the Oxford Property, the Fox Street Property and the Hunting Park Property as of the Conversion Date based upon the appraisals delivered to Agent pursuant to Section 4.01(k), provided that:  (a) to the extent that any of such properties have been sold or are no longer subject to the first priority, perfected Lien in favor of Agent, it shall not be included in the above calculation, (b) Borrowers may, at their cost and expense, deliver on or before the Conversion Date to Agent an up-dated appraisal for any of the properties described above, and the appraised value of such property shall be as set forth in such up-dated appraisal so long as the up-dated appraisal has been commissioned by Agent, performed by an appraiser acceptable to Agent, and is otherwise reasonably acceptable to Agent, and (c) all appraised values shall be reduced by the estimated costs of any phase II environmental reports for Mortgaged Properties with potential remediation issues and the estimated costs of any environmental remediation matters as determined by Agent reasonably in good faith.

“Mortgage Component Maturity Date” means the date which is the second anniversary date of the Conversion Date.

“Mortgaged Property” means the property encumbered by the Mortgages.

“Mortgages” means (a) that certain Open-End Mortgage and Security Agreement dated of even date herewith executed by Tasty Baking Oxford, Inc. in favor of Agent, for the benefit of the Lenders, encumbering the Oxford Property and (b) that certain Open-End Fee and Leasehold Mortgage and Security Agreement dated of even date herewith executed by the Company in favor of Agent, for the benefit of the Lenders, encumbering the Fox Street Property, the Hunting Park Property, and the Company’s leasehold interest in the Navy Yard Property.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Navy Yard Equipment” means the equipment listed on Schedule 8.01, attached hereto to be installed at the Navy Yard Property.

“Navy Yard Lease” means that certain Industrial Lease Agreement dated May 8, 2007 between Landlord, as successor in interest in Liberty Property/Synterra Limited Partnership, and the Company, as tenant, as amended by that certain First Amendment dated June 7, 2007, that certain Second Amendment dated June 29, 2007, that certain Third Amendment dated July 23, 2007, and that certain Fourth Amendment dated August 16, 2007.

"Navy Yard Project" means the new manufacturing/baking facility space to be constructed pursuant to the terms of the Navy Yard Lease, the tenant-fit out work to be completed pursuant to the terms of the Navy Yard Lease, the purchase and installation of the Navy Yard Equipment, and all other work  and items contemplated to occur in connection with the move by Borrowers of their baking operations to the Navy Yard Property as contemplated under this Agreement and to be financed by the Fixed Asset Loans, the Job Bank Term Loan, the MELF Financing, the PIDC Financing and certain grant financings as outlined on the Line Item Budget and Disbursement Schedule.

“Navy Yard Property” means the real property described on Exhibit H attached hereto and all improvements thereon.

"Net Cash Proceeds" for any Person, means (a) with respect to any issuance of equity interests, the aggregate cash proceeds received by such Person pursuant to such issuance, net of the direct costs relating to such issuance (including sales and underwriter's commission), (b) with respect to any issuance of Indebtedness, the aggregate cash proceeds received by such Person pursuant to such issuance, net of the direct costs of such issuance (including up-front fees and placement fees), (c) with respect to the payment of insurance, any and all loss recoveries or proceeds payable under any insurance policies maintained by such Person or insuring such Person’s interest, net of any portion of such recoveries or proceeds used (i) to repair, rebuild or replace any fixed assets to the extent permitted under the Mortgages or any other Loan Document, or (ii) with respect to proceeds of business interruption insurance, applied to costs incurred in connection with, and in order to, mitigate and/or compensate for, any insurable loss, and (d) with respect to the sale of any Collateral, the gross proceeds of such sale net of the direct reasonable costs of such sale.

“Note” means each promissory note made by Borrowers in favor of a Lender evidencing the obligation to repay Loans made by such Lender, including without limitation, each Working Capital Revolver Loan Note, each Swing Line Note, each Fixed Asset Loan Note and the Job Bank Term Note.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Borrower arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit or any other Indebtedness owed by any Borrower to Agent or any Lender permitted under Section 7.03, including without limitation, any Hedging Obligations owed to Agent, any Lender or any Affiliate of any Lender (including without limitation, RBS Securities Corporation), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Operating Leverage Ratio” means with respect to Borrowers and their Subsidiaries for each fiscal quarter, the ratio of (a) Funded Debt as of the end of such fiscal quarter to (b) EBITDA for the twelve-month period as of the end of such fiscal quarter.

“Option Proceeds” means the $1,600,000 in option payments received by Borrowers in 2006 related to the option to sell the Fox Street Property and any similar option payments received in the future for other properties owned by Borrowers.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U. S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp, intangible or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Working Capital Revolver Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Working Capital Revolver Loans and Swing Line Loans, as the case may be, occurring on such date; (b) with respect to Fixed Asset Loans on any date, the aggregate outstanding principal amount thereof occurring on such date; (c) with respect to the Job Bank Term Loan on any date, the aggregate outstanding principal amount thereof occurring on such date; and (d) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by Borrowers of Unreimbursed Amounts.

“Oxford Property” means the real property described on Exhibit I attached hereto and all improvements thereon.

“PAID Agreement of Sale” means the Sales and Development Agreement dated July 27, 2007 between Philadelphia Authority for Industrial Development, as seller, and Liberty Property/Synterra Limited Partnership, as buyer.

“Participant” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrowers or any ERISA Affiliate or to which Borrowers or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIDC” means the PIDC Local Development Corporation, its successors and assigns.

“PIDC Financing” means the $12,000,000, PIDC Growth Loan extended by PIDC to the Company for a term of ten (10) years at an effective fixed rate of not greater than 5% per annum.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Borrowers or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Prime Rate” means the rate of interest announced by Citizens Bank in the Commonwealth of Pennsylvania from time to time as its “Prime Rate.”  Any change in the Prime Rate shall be effective immediately from and after such change in the Prime Rate.  Interest accruing by reference to the Prime Rate shall be calculated on the basis of actual days elapsed and a 360-day year.  The Borrowers acknowledge that Lenders may make loans to their customers above, at or below the Prime Rate.

“Prime Rate Fixed Asset Loan” means a Fixed Asset Loan that is a Prime Rate Loan.

“Prime Rate Loan” means a Loan for the period(s) when the rate of interest applicable to such loan is calculated by reference to the Prime Rate.

“Prime Rate Working Capital Revolver Loan” means a Working Capital Revolver Loan that is a Prime Rate Loan.

“Project Engineer” means Fluor Corporation, the company engaged by the Company to supervise the installation of the Navy Yard Equipment and related matters, or such other replacement engineering company selected by the Company and approved by Agent.

“Register” has the meaning specified in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Working Capital Revolver Loan Borrowing, conversion or continuation of Working Capital Revolver Loans, a Working Capital Revolver Loan Notice, (b) with respect to an L/C Credit Extension, a L/C Application, (c) with respect to a Swing Line Loan, a Swing Line Loan Notice, and (d) with respect to Fixed Asset Loans, a Fixed Asset Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 66 2/3% of the Aggregate Commitments for all Loans or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02, Lenders holding in the aggregate more than 66 2/3% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, vice president or treasurer of the applicable Borrower.  Any document delivered hereunder that is signed by a Responsible Officer of a Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock or other Equity Interest of Borrowers or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or other Equity Interest or on account of any return of capital to each Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Revolving Loan” means an extension of credit by a Lender to Borrowers under Article II in the form of a Working Capital Revolver Loan or a Swing Line Loan.

“Security Agreement” means that certain Security Agreement dated of even date herewith executed by Borrowers in favor of Agent, for the benefit of the Lenders.

“Subordinated Liabilities” means liabilities subordinated to the Obligations in a manner acceptable to Agent in its sole discretion.

“Stock Pledge Agreements” means those certain Stock Pledge Agreements dated of even date herewith executed by the Company in favor of Agent, for the benefit of the Lenders, pledging the stock owned by the Company in the other Borrowers.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrowers.

“Subsidiary Borrowers” has the meaning specified in the introductory paragraph hereto.

“Swing Line” means the revolving credit facility made available by Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Citizens Bank in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Maturity Date” means September 6, 2012.

“Swing Line Loan Note” means the Note executed by Borrowers payable to the order of the Swing Line Lender evidencing Borrowers’ obligation to repay the Swing Line Loan in form acceptable to Agent.

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Aggregate Commitments of Revolving Loans.  The Swing Line Sublimit is part of (although uncommitted), and not in addition to, the Aggregate Commitments of Revolving Loans.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tangible Net Worth” means at any time, the net book value of the shareholders’ equity of the Company as would be shown on a consolidated balance sheet in accordance with GAAP at such time, minus the sum of: (a) all assets which would be considered intangible under GAAP, and (b) any additional paid in capital attributable to any stock based compensation.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $1,000,000.

“Title Company” means Lawyers Title Insurance Corporation, or such other title insurance company acceptable to Agent.

“Title Policy” means a 2006 ALTA extended coverage mortgagee’s loan policy of title insurance issued by the Title Company insuring the Liens of the Mortgages and complying with the provisions of Section 4.01(s).

“Total Liabilities" means the sum of current liabilities plus long term liabilities.

“Total Outstandings” means (a) for Working Capital Revolver Loans, the aggregate Outstanding Amount of all Working Capital Revolver Loans and all L/C Obligations, (b) for Swing Line Loans, the aggregate Outstanding Amount of all Swing Line Loans, (c) for Fixed Asset Loans, the aggregate Outstanding Amount of all Fixed Asset Loans, and (d) for the Job Bank Term Loan, the aggregate Outstanding Amount of the Job Bank Term Loan.

“Type” means, with respect to any Loan, its character as a Prime Rate Loan or a LIBOR Rate Loan.

“Unfunded Capital Expenditures” means with respect to Borrowers and their Subsidiaries during any period, Capital Expenditures incurred that were not financed with Funded Debt.

“Unfunded Pension Liability” means the excess of a Pension Plan’s “benefit liabilities” (as such term is defined in Section 4001(a)(16) of ERISA), over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code (for plan years beginning before January 1, 2008) and Section 430 of the Code (for plan years beginning after December 31, 2007).

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Working Capital Revolver Availability Period” means the period from and including the Closing Date to the earliest of (a) the Working Capital Revolver Loan Maturity Date, (b) the date of termination of the Aggregate Commitments for Working Capital Revolver Loans pursuant to Section 2.13, and (c) the date of termination of the commitment of each Lender to make Working Capital Revolver Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.

“Working Capital Revolver Borrowing” means a borrowing consisting of simultaneous Working Capital Revolver Loans of the same Type and, in the case of LIBOR Rate Loans, having the same LIBOR Interest Period made by each of the Lenders pursuant to Section 2.01.

“Working Capital Revolver Loan” has the meaning specified in Section 2.01.

“Working Capital Revolver Loan Maturity Date” means September 6, 2012.

“Working Capital Revolver Loan Note” means each Note executed by Borrowers payable to the order of a Lender evidencing Borrowers’ obligation to repay the Working Capital Revolver Loans made by such Lender in form acceptable to Agent.

“Working Capital Revolver Loan Notice” means a notice of (a) a Working Capital Revolver Borrowing, (b) a conversion of Working Capital Revolver Loans from one Type to the other, or (c) a continuation of LIBOR Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

1.02  Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03  Accounting Terms.

(a)  Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)  Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrowers or the Required Lenders shall so request, Agent, Lenders and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrowers shall provide to Agent and Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04  Rounding.  Any financial ratios required to be maintained by Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05  Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06  Letter of Credit Amounts.  Unless otherwise specified herein the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time, and Borrowers’ availability for Working Capital Revolver Loans shall be reduced accordingly.

1.07  Borrowers’ Representative.  Each of the Borrowers hereby appoints the Company as its non-exclusive representative, and grants to the Company an irrevocable power of attorney to act as its attorney-in-fact, with regard to all matters relating to this Agreement and each of the other Loan Documents, including, without limitation, execution and delivery of any Request for Credit Extension, and amendments, supplements, waivers or other modifications hereto or thereto, receipt of any notices hereunder or thereunder and receipt of service of process in connection herewith or therewith and making all elections as to interest rates and interest payment dates (in such capacity, the Company is herein referred to as the “Borrowers’ Representative”).

All actions or inactions of the officers, managers, members and/or agents of the Borrowers’ Representative with respect to the transactions contemplated under the Loan Documents shall be deemed to be with full authority and binding upon all Borrowers.  The foregoing is a material inducement to the agreement of the Agent and the Lenders to enter into this Agreement and to consummate the transactions contemplated hereby.  The Agent and the Lenders shall be entitled to rely exclusively on the Borrowers’ Representative’s authority so to act in each instance without inquiry or investigation.  It is understood that the handling of deposit and disbursement accounts and Collateral of the Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that the Agent and the Lenders shall not incur liability to any Borrower as a result hereof.  Each Borrower expects to derive benefit, directly or indirectly, from the handling of the deposit and disbursement accounts and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.  To induce the Agent and the Lenders to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify the Agent and the Lenders and to hold the Agent and the Lenders harmless against any and all liability, expense, loss, or claim of damage or injury, made against the Agent, the Lenders by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the deposit and disbursement accounts and Collateral of the Borrowers as herein provided, (b) the Agent’s or any Lender’s relying on any instructions of the Borrowers’ Representative, or (c) any other action taken by the Agent or any Lender hereunder or under the other Loan Documents.

Notice from the Borrowers’ Representative shall be deemed to be notice from all of the Borrowers and notice to the Borrowers’ Representative shall be deemed to be notice to all of the Borrowers.  Nothing in this Section 1.07 shall vitiate or be held contrary to the Borrowers’ representations and covenants regarding the Loans or the net worth or solvency of the Borrowers made herein or in any of the Loan Documents.

ARTICLE II  THE COMMITMENTS AND CREDIT EXTENSIONS

2.01  Working Capital Revolver Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Working Capital Revolver Loan”) to Borrowers from time to time, on any Business Day during the Working Capital Revolver Loan Availability Period, in an aggregate outstanding amount not to exceed at any time the amount of such Lender’s Commitment of Working Capital Revolver Loans as set forth on Schedule 2.01 hereto; provided, however, that after giving effect to any Working Capital Revolver Borrowing, (a) the Total Outstandings of Working Capital Revolver Loans of all Lenders shall not exceed the Aggregate Commitments for Working Capital Revolver Loans for such Lenders, and (b) the aggregate Outstanding Amount of the Working Capital Revolver Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment for Working Capital Revolver Loans.  Within the limits of each Lender’s Commitment for Working Capital Revolver Loans, and subject to the other terms and conditions hereof, Borrowers may borrow under this Section 2.01, prepay under Section 2.10, and reborrow under this Section 2.01.  Working Capital Revolver Loans may be Prime Rate Working Capital Revolver Loans or LIBOR Rate Working Capital Revolver Loans, as further provided herein.

2.02  Borrowings, Conversions and Continuations of Working Capital Revolver Loans.

(a)  General.  Borrowers’ Representative may request a Working Capital Revolver Borrowing by delivering to the officer of Agent designated from time to time by Agent, a written loan request, in accordance with the provisions of this Section 2.02.  Such written request for a Working Capital Revolver Borrowing shall be in the form of Exhibit A.  Such loan request forms may be in such other form as Agent may reasonably require from time to time upon notice to Borrowers.  Each loan request received by Agent shall be conclusively presumed to be executed and delivered by a duly authorized officer or employee of the Borrowers’ Representative.  Once received by Agent, each loan request shall be deemed irrevocable.  Notwithstanding the foregoing, Borrowers’ Representative may request a  Working Capital Revolver Borrowing by a telephone request to the offices of Agent designated from time to time by Agent.  Each telephone request received by Agent shall be conclusively presumed to be made by a duly authorized officer or employee of the Borrowers’ Representative.  Once received by Agent, each telephone loan request shall be deemed irrevocable.  Agent, at its discretion, may require that each telephone loan request be confirmed promptly by the Borrowers’ Representative in writing.  Each Working Capital Revolver Loan Notice (whether telephonic or written) shall specify (i) whether Borrowers are requesting a Working Capital Revolver Borrowing, a conversion of Working Capital Revolver Loans from one Type to the other, or a continuation of LIBOR Rate Working Capital Revolver Loans, (ii) the requested date of the Working Capital Revolver Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Working Capital Revolver Loans to be borrowed, converted or continued, (iv) the Type of Working Capital Revolver Loans to be borrowed or to which existing Working Capital Revolver Loans are to be converted, and (v) if applicable, the duration of the LIBOR Interest Period with respect thereto.  If Borrowers’ Representative fails to specify a Type of Working Capital Revolver Loan in a Working Capital Revolver Loan Notice, then the applicable Working Capital Revolver Loans shall be made as Prime Rate Working Capital Revolver Loans.  Any such automatic conversion to Prime Rate Working Capital Revolver Loans shall be effective as of the last day of the LIBOR Interest Period then in effect with respect to the applicable LIBOR Rate Loans.  If Borrowers’ Representative requests a Working Capital Revolver Borrowing of, conversion to, or continuation of LIBOR Rate Working Capital Revolver Loans in any such Working Capital Revolver Loan Notice, but fails to specify a LIBOR Interest Period, they will be deemed to have specified a LIBOR Interest Period of one month, provided that, if such one month LIBOR Interest Period would extend beyond the Working Capital Revolver Loan Maturity Date, then such Borrowing or Loans described in the Working Capital Revolver Loan Notice shall automatically be made as, or converted to, a Prime Rate Working Capital Revolver Loan.

(b)  Request for Prime Rate Working Capital Loans.  By delivering a Working Capital Revolver Loan Notice to the Agent on or before 11:00 a.m. New York time, on the requested Funding Date, Borrowers’ Representative may from time to time irrevocably request a Prime Rate Working Capital Revolver Loan.  On the terms and subject to the conditions of this Agreement, each Prime Rate Working Capital Revolver Loan shall be made available to the Borrowers no later than 3:00 p.m. New York time on the borrowing date specified in the Working Capital Revolver Loan Notice by deposit to the account of the Borrower as shall have been specified in the Working Capital Revolver Loan Notice.

(c)  Request for LIBOR Rate Working Capital Loans.  By delivering a Working Capital Revolver Loan Notice to the Agent on or before 11:00 a.m. New York time, on a Business Day, Borrowers’ Representative may from time to time irrevocably request, on not less than two (2) nor more than five (5) Business Days’ notice, that a LIBOR Rate Working Capital Revolver Loan be made in a minimum amount of $1,000,000 and integral multiples of $100,000, with a LIBOR Interest Period of one, two, three or six months.  On the terms and subject to the conditions of this Agreement, each LIBOR Rate Working Capital Revolver Loan shall be made available to the Borrowers no later than 3:00 p.m. New York time on the borrowing date specified in the Working Capital Revolver Loan Notice by deposit to the account of the Borrower as shall have been specified in the Working Capital Revolver Loan Notice.

(d)  Conversion or Continuation of LIBOR Rate Working Capital Loans.  By delivering a Working Capital Revolver Loan Notice to the Agent on or before 11:00 a.m. New York time, on a Business Day, Borrowers’ Representative may from time to time irrevocably elect, on not less than two (2) nor more than five (5) Business Days’ notice, that all, or any portion of any LIBOR Rate Working Capital Revolver Loan in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 be converted on the last day of a LIBOR Interest Period into a Prime Rate Working Capital Revolver Loan or a LIBOR Rate Working Capital Revolver Loan with a different LIBOR Interest Period, or continued on the last day of a LIBOR Interest Period as a LIBOR Rate Working Capital Revolver Loan with a similar LIBOR Interest Period, provided,however, that no portion of the outstanding principal amount of any LIBOR Rate Working Capital Revolver Loan may be converted to, or continued as, a LIBOR Rate Working Capital Revolver Loan when any Default or Event of Default has occurred and is continuing, and no portion of the outstanding principal amount of any LIBOR Rate Working Capital Revolver Loan may be converted to a LIBOR Rate Working Capital Revolver Loan of a different duration if such LIBOR Rate Working Capital Revolver Loan or any portion thereof relates to any Hedging Obligation.  In the absence of delivery of a conversion or continuation notice with respect to any LIBOR Rate Working Capital Revolver Loan at least two (2) Business Days before the last day of the then current LIBOR Interest Period with respect thereto, such LIBOR Rate Working Capital Revolver Loan shall, on the last day, automatically continue as a LIBOR Rate Working Capital Revolver Loan with a one month LIBOR Interest Period, provided that, if such LIBOR Interest Period would extend beyond the Working Capital Revolver Loan Maturity Date, then such LIBOR Rate Working Capital Revolver Loan shall automatically be converted to a Prime Rate Working Capital Revolver Loan.  If any Default or Event of Default has occurred and is continuing (if the Agent does not otherwise elect to exercise any right to accelerate the Working Capital Revolver Borrowings it is granted hereunder), then each maturing LIBOR Rate Working Capital Revolver Loan shall automatically be continued as a Prime Rate Working Capital Revolver Loan.  Notwithstanding the foregoing, a Borrowers’ Representative may request a conversion/continuation, as described herein, by a telephone request to the offices of Agent designated from time to time by Agent.  Each telephone request received by Agent shall be conclusively presumed to be made by a duly authorized officer or employee of the Borrowers’ Representative.  Once received by Agent, each telephone request for a conversion/continuation, as described herein, shall be deemed irrevocable.  Agent, at its discretion, may require that each telephone request for a conversion/continuation, as described herein, be confirmed promptly by the Borrowers’ Representative in writing.

(e)  Conversion of Prime Rate Working Capital Loans.  By delivering a Working Capital Revolver Loan Notice to the Agent on or before 11:00 a.m. New York time, on a Business Day, Borrowers’ Representative may from time to time elect, on not less than two (2) nor more than five (5) Business Days notice, that all or any portion of any Prime Rate Working Capital Revolver Loan in an aggregate minimum amount of $1,000,000 and in integral multiples of $100,000 be converted to a LIBOR Rate Working Capital Revolver Loan on the date specified in such Working Capital Revolver Loan Notice, provided that, no portion of the outstanding principal amount of any Prime Rate Working Capital Revolver Loan may be converted to a LIBOR Rate Working Capital Revolver Loan when any Default or Event of Default has occurred and is continuing or if the LIBOR Interest Period requested would extend beyond the Working Capital Revolver Loan Maturity Date.

(f)  Notice to Lenders and Funding.  Following receipt of a Working Capital Revolver Loan Notice, Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Working Capital Revolver Loan, and if no timely notice of a conversion or continuation is provided by Borrowers, Agent shall notify each Lender of the details of any automatic conversions described in the preceding subsections.  In the case of a Working Capital Revolver Borrowing, each Lender shall make the amount of its Working Capital Revolver Loan available to Agent in immediately available funds at Administrative Agent’s Office not later than 1:00 p.m. New York time on the Business Day specified in the applicable Working Capital Revolver Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Working Capital Revolver Borrowing is the initial Credit Extension, Section 4.01), Agent shall make all funds so received available to Borrowers in like funds as received by Agent either by (i) crediting the account of Borrowers on the books of Citizens Bank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Agent by Borrowers; provided, however, that if, on the date the Working Capital Revolver Loan Notice with respect to such Working Capital Revolver Borrowing is given by Borrowers, there are L/C Borrowings outstanding, then the proceeds of such Working Capital Revolver Borrowing first, shall be applied, to the payment in full of any such L/C Borrowings, and second, shall be made available to Borrowers as provided above.

(g)  Effective Date of Conversions; Conversions Upon Default.  Except as otherwise provided herein, a LIBOR Rate Working Capital Revolver Loan may be continued or converted only on the last day of a LIBOR Interest Period for such LIBOR Rate Working Capital Revolver Loan.  During the existence of a Default or Event of Default, no Working Capital Revolver Loans may be requested as, converted to or continued as LIBOR Rate Working Capital Revolver Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding LIBOR Rate Working Capital Revolver Loans be converted immediately to Prime Rate Working Capital Revolver Loans and Borrowers agree to pay all amounts due under Section 3.05 in accordance with the terms thereof due to any such conversion.

(h)  Notice of LIBOR Rate Determinations.  Agent shall promptly notify Borrowers and Lenders of the interest rate applicable to any LIBOR Interest Period for LIBOR Rate Working Capital Revolver Loans upon determination of such interest rate.

(i)  Limitation on Number of LIBOR Interest Periods.  After giving effect to all Working Capital Revolver Borrowings, all conversions of Working Capital Revolver Loans from one Type to the other, and all continuations of Working Capital Revolver Loans as the same Type, there shall not be more than six (6) LIBOR Interest Periods in effect with respect to LIBOR Rate Working Capital Revolver Loans.

2.03  Letters of Credit.(a)  The Letter of Credit Commitment.

(i)  Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the L/C Expiration Date, to issue Letters of Credit for the account of Borrowers or their Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of Borrowers or their Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings of Working Capital Revolver Loans of all Lenders shall not exceed the Aggregate Commitments for Working Capital Revolver Loans for such Lenders, (y) the aggregate Outstanding Amount of the Working Capital Revolver Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment for Working Capital Revolver Loans, or (z) the Outstanding Amount of the L/C Obligations shall not exceed the L/C Sublimit.  Each request by Borrowers’ Representative for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by Borrowers that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)  The L/C Issuer shall not issue any Letter of Credit, if:

(A)	the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B)	the expiry date of such requested Letter of Credit would occur after the L/C Expiration Date, unless all the Lenders have approved such expiry date.

(iii)  The L/C Issuer shall be under no obligation to issue any Letter ofCredit if:

(A)
any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)	the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

(C)	such Letter of Credit is to be denominated in a currency other than Dollars;

(D)
a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with Borrowers or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender; or

(E)	unless specifically provided for in this Agreement, such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv)  The L/C Issuer shall not amend any Letter of Credit (A) if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) unless the Borrowers have consented, in any way that would materially increase the risk of Borrowers.

(v)  The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)  The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” or “Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)  Procedures for Issuance and Amendment of Letters of Credit.

(i)  Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrowers’ Representative delivered to the L/C Issuer (with a copy to Agent) in the form of a L/C Application, appropriately completed and signed by a Responsible Officer of Borrowers’ Representative.  Such L/C Application must be received by the L/C Issuer and Agent not later than 11:00 a.m. New York time at least two Business Days (or such later date and time as Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such L/C Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day), (B) the amount thereof, (C) the expiry date thereof, (D) the name and address of the beneficiary thereof, (E) the documents to be presented by such beneficiary in case of any drawing thereunder, (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder, and (G) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such L/C Application shall specify in form and detail satisfactory to the L/C Issuer (1) the Letter of Credit to be amended, (2) the proposed date of amendment thereof (which shall be a Business Day), (3) the nature of the proposed amendment, and (4) such other matters as the L/C Issuer may require.  Additionally, Borrowers shall furnish to the L/C Issuer and Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or Agent may require.

(ii)  Promptly after receipt of any L/C Application at the address set forth on Schedule 11.02 for receiving L/C Applications and related correspondence, the L/C Issuer will confirm with Agent (by telephone or in writing) that Agent has received a copy of such L/C Application from Borrowers’ Representative and, if not, the L/C Issuer will provide Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Lender, Agent or Borrowers’ Representative, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of Borrowers (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer's usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage of Working Capital Revolver Loans times the amount of such Letter of Credit.

(iii)  Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to Borrowers’ Representative and Agent a true and complete copy of such Letter of Credit or amendment.

(c)  Drawings and Reimbursements; Funding of Participations.

(i)  Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify Borrowers’ Representative and Agent thereof.  Not later than 11:00 a.m. New York time on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), Borrowers shall reimburse the L/C Issuer through Agent in an amount equal to the amount of such drawing.  If Borrowers fail to so reimburse the L/C Issuer by such time, Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof based upon the Applicable Percentages in the Working Capital Revolver Loans.  In such event, Borrowers shall be deemed to have requested a Working Capital Revolver Borrowing of Prime Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Prime Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments for Working Capital Revolver Loans and the conditions set forth in Section 4.02 (other than the delivery of a Working Capital Revolver Loan Notice).  Any notice given by the L/C Issuer or Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)  Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of Working Capital Revolver Loans of the Unreimbursed Amount not later than 1:00 p.m. New York time on the Business Day specified in such notice by Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Prime Rate Working Capital Revolver Loan to Borrowers in such amount.  Agent shall remit the funds so received to the L/C Issuer.

(iii)  With respect to any Unreimbursed Amount that is not fully refinanced by a Working Capital Revolver Borrowing of Prime Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, Borrowers shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)  Until each Lender funds its Working Capital Revolver Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)  Each Lender’s obligation to make Working Capital Revolver Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Working Capital Revolver Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by Borrowers of a Working Capital Revolver Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)  If any Lender fails to make available to Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  A certificate of the L/C Issuer submitted to any Lender (through Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)  Repayment of Participations.

(i)  At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by Agent), Agent will distribute to such Lender its Applicable Percentage of Working Capital Revolver Loans thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by Agent.

(ii)  If any payment received by Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to Agent for the account of the L/C Issuer its Applicable Percentage of Working Capital Revolver Loans thereof on demand of Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)  Obligations Absolute. The obligation of Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)  any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)  the existence of any claim, counterclaim, setoff, defense or other right that Borrowers or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)  any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)  any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)  any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrowers or any Subsidiary.

Borrowers shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrowers’ instructions or other irregularity, Borrowers will immediately notify the L/C Issuer.  Borrowers shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)  Role of L/C Issuer. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of Lenders or the Required Lenders, as applicable, (ii) any action taken or omitted in the absence of gross negligence or willful misconduct, or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude each Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, each Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to each Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by each Borrower which each Borrower proves were caused by the L/C Issuer's willful misconduct or gross negligence or the L/C Issuer's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)  Cash Collateral.  Upon the request of Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the L/C Expiration Date, any L/C Obligation for any reason remains outstanding, Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.  Section 9.02(c) sets forth certain additional requirements to deliver Cash Collateral hereunder.  For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances in an amount equal to 102% of the L/C Obligations pursuant to documentation in form and substance satisfactory to Agent and the L/C Issuer (which documents are hereby consented to by Lenders).  Derivatives of such term have corresponding meanings.  Borrowers hereby grant to Agent, for the benefit of the L/C Issuer and Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked, interest bearing deposit accounts at Citizens Bank.

(h)  Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and Borrowers’ Representative when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance shall apply to each merchandise Letter of Credit.

(i)  L/C Fees.  Borrowers shall pay to Agent for the account of each Lender in accordance with its Applicable Percentage of Working Capital Revolver Loans a L/C fee (the "L/C Fee") for each Letter of Credit equal to an annual rate based on the Applicable Rate times the daily  amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit and calculating the applicable L/C Fee then payable, the amount of such Letter of Credit shall not be determined in accordance with Section 1.06, but rather shall be based on the actual amount then available to be drawn under such Letter of Credit at such time not including any future automatic increases that have not yet taken effect.  L/C Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all L/C Fees shall accrue at the Default Rate.

(j)  Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. Borrowers shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at a per annum rate of 0.125%, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the first Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, each Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)  Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Documents, the terms hereof shall control.

(l)  Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, each Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit.  Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of each Borrower, and that each Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04  Swing Line Loans.

(a)  The Swing Line.  Subject to the terms and conditions set forth herein, Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to consider in its sole and absolute discretion making loans (each such loan, a “Swing Line Loan”) to Borrowers from time to time on any Business Day during the Working Capital Revolver Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Working Capital Revolver Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings of Working Capital Revolver Loans, Swing Line Loans and L/C Obligations of all Lenders shall not exceed the Aggregate Commitments for Working Capital Revolver Loans for all Lenders, and (ii) the aggregate Outstanding Amount of the Working Capital Revolver Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans (based upon such Lender’s risk participation in the Swing Line Loans) shall not exceed such Lender’s Commitment for Working Capital Revolver Loans.  The Swing Line is a discretionary, uncommitted facility and Swing Line Lender may terminate or suspend the Swing Line at any time in its sole discretion upon notice to Borrowers which notice may be given by Swing Line Lender before or after Borrowers request a Swing Line Loan hereunder.  Each Swing Line Loan shall be a Daily LIBOR Loan.  Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage of Working Capital Revolver Loans times the amount of such Swing Line Loan.

(b)  Borrowing Procedures.  Unless the Swing Line has been terminated or suspended by the Swing Line Lender as provided in subsection (a) above, each Swing Line Borrowing shall be made upon Borrowers’ Representative’s irrevocable notice to Swing Line Lender and Agent, which may be given by telephone. Each such notice must be received by Swing Line Lender and Agent not later than 11:00 a.m. New York time on a Business Day, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to Swing Line Lender and Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of Borrowers’ Representative.  Promptly after receipt by Swing Line Lender of any telephonic Swing Line Loan Notice, Swing Line Lender will confirm with Agent (by telephone or in writing) that Agent has also received such Swing Line Loan Notice and, if not, Swing Line Lender will notify Agent (by telephone or in writing) of the contents thereof.  Unless (A) the Swing Line has been terminated or suspended by the Swing Line Lender as provided in subsection (a) above, or (B) the Swing Line Lender has received notice (by telephone or in writing) from Agent (including at the request of any Lender) prior to 2:00 p.m. New York time on the date of the proposed Swing Line Borrowing (1) directing Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (2) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, Swing Line Lender will, not later than 3:00 p.m. New York time on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to Borrowers by deposit to the account of the Borrower as shall have been specified in such Swing Line Loan Notice.  Lenders agree that Swing Line Lender may implement an automatic borrowing service with Borrowers on terms acceptable to Swing Line Lender in lieu of the borrowing procedures described above, or Swing Line Lender may agree to modify the borrowing procedures used in connection with the Swing Line, in its discretion and without affecting any of the obligations of Lenders hereunder, other than notifying Agent of any Swing Line Loan Borrowing.

(c)  Refinancing of Swing Line Loans.

(i)  Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of Borrowers (which hereby irrevocably authorize Swing Line Lender to so request on its behalf), that each Lender make a Prime Rate Working Capital Revolver Loan in an amount equal to such Lender's Applicable Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Working Capital Revolver Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Prime Rate Loans, but subject to the unutilized portion of the Aggregate Commitments of Working Capital Revolver Loans and the conditions set forth in Section 4.02.  Swing Line Lender shall furnish Borrowers’ Representative with a copy of the applicable Working Capital Revolver Loan Notice promptly after delivering such notice to Agent.  Each Lender shall make an amount equal to its Applicable Percentage of Working Capital Revolver Loans of the amount specified in such Working Capital Revolver Loan Notice available to Agent in immediately available funds for the account of Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. New Time on the day specified in such Working Capital Revolver Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Prime Rate Working Capital Revolver Loan to Borrowers in such amount.  Agent shall remit the funds so received to Swing Line Lender.

(ii)   If for any reason any Swing Line Loan cannot be refinanced by such a Working Capital Revolver Borrowing in accordance with Section 2.04(c)(i), the request for Prime Rate Working Capital Revolver Loans submitted by Swing Line Lender as set forth herein shall be deemed to be a request by Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to Agent for the account of Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)  If any Lender fails to make available to Agent for the account of Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), Swing Line Lender shall be entitled to recover from such Lender (acting through Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Swing Line Lender in connection with the foregoing.  A certificate of Swing Line Lender submitted to any Lender (through Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)  Each Lender’s obligation to make Working Capital Revolver Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Working Capital Revolver Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of Borrowers to repay Swing Line Loans, together with interest as provided herein.

(d)  Repayment of Participations.

(i)  At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if Swing Line Lender receives any payment on account of such Swing Line Loan, Swing Line Lender will distribute to such Lender its Applicable Percentage of Working Capital Revolver Loans of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by Swing Line Lender.

(ii)  If any payment received by Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by Swing Line Lender in its discretion), each Lender shall pay to Swing Line Lender its Applicable Percentage of Working Capital Revolver Loans thereof on demand of Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  Agent will make such demand upon the request of Swing Line Lender.  The obligations of Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)  Interest for Account of Swing Line Lender.  Swing Line Lender shall be responsible for invoicing Borrowers for interest on the Swing Line Loans.  Until each Lender funds its Prime Rate Working Capital Revolver Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan (based on the Applicable Percentage of Working Capital Revolver Loans), interest in respect of the Swing Line Loans shall be solely for the account of Swing Line Lender.

2.05  Fixed Asset Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Fixed Asset Loan”) to Borrowers from time to time, on any Business Day during the Fixed Asset Loan Availability Period for Fixed Asset Loans, in an aggregate amount not to exceed at any time, the aggregate amount of such Lender’s Commitment of Fixed Asset Loans as set forth on Schedule 2.01 hereto; provided, however, that after giving effect to any Fixed Asset Loan Borrowing, the aggregate amount of all advances made as Fixed Asset Loans by all Lenders shall not exceed the Aggregate Commitments for Fixed Asset Loans.  Borrowers acknowledge and agree that any Fixed Asset Loan requested by Borrowers will reduce the Aggregate Commitments for Fixed Asset Loans to be made available to Borrowers on a dollar-for-dollar basis.  The Fixed Asset Loans are not part of a revolving credit facility and to the extent repaid, Borrowers may not reborrow under this credit facility.  Fixed Asset Loans may be Prime Rate Loans or LIBOR Rate Loans, as further provided herein.

Lenders shall have the right, but not the obligation, to fund amounts in excess of the Lenders’ respective Commitments from time to time to complete the Navy Yard Project, or to correct or cure any Default or Event of Default related thereto.  Borrowers agree that the correcting or curing by Lenders of any such Default or Event of Default related thereto shall not cure such Default or Event of Default.  Such excess amounts funded shall be deemed evidenced by the Notes to the fullest extent possible and then by this Agreement, shall bear interest at the Default Rate and shall also be secured by the Collateral, and all other security and collateral for the Loans.  Borrowers hereby agree to execute additional notes and other additional Loan Documents, and modifications thereto, promptly upon request by Agent, in favor of Lenders, evidencing and securing amounts funded in excess of the Lender’s respective Commitments.

2.06  Borrowings, Conversions and Continuations of Fixed Asset Loans.

(a)  General.  Borrowers’ Representative may request a Fixed Asset Loan Borrowing by delivering to the officer of Agent designated from time to time by Agent, a written notice, in accordance with the provisions of this Section 2.06.  Such written request for a Fixed Asset Loan Borrowing shall be in the form of Exhibit C (a “Fixed Asset Loan Notice”).  Such loan request forms may be in such other form as Agent may reasonably require from time to time upon notice to the applicable Borrower.  Each loan request received by Agent shall be conclusively presumed to be executed and delivered by a duly authorized officer or employee of the Borrowers’ Representative.  Once received by Agent, each loan request shall be deemed irrevocable.  Notwithstanding the foregoing, Borrowers’ Representative may request a Fixed Asset Loan by a telephone request to the offices of Agent designated from time to time by Agent.  Each telephone request received by Agent shall be conclusively presumed to be made by a duly authorized officer or employee of the Borrowers’ Representative.  Once received by Agent, each telephone loan request shall be deemed irrevocable.  Agent, at its discretion, may require that each telephone loan request be confirmed promptly by Borrowers’ Representative in writing.  Each Fixed Asset Loan Notice (whether telephonic or written) shall specify (i) whether Borrowers are requesting a Fixed Asset Loan Borrowing, a conversion of  Fixed Asset Loans from one Type to the other, or a continuation of LIBOR Rate Fixed Asset Loans, (ii) the requested date of the Fixed Asset Loan, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of  Fixed Asset Loans to be borrowed, converted or continued, (iv) the Type of Fixed Asset Loans to which existing Fixed Asset Loans are to be converted, and (v) if applicable, the duration of the LIBOR Interest Period with respect thereto.  If Borrowers’ Representative fails to specify a Type of Fixed Asset Loan in a Fixed Asset Loan Notice then the applicable Fixed Asset Loans shall be converted to Prime Rate Fixed Asset Loans.  Any such automatic conversion to Prime Rate Fixed Asset Loans shall be effective as of the last day of the LIBOR Interest Period then in effect with respect to the applicable LIBOR Rate Fixed Asset Loans.  If Borrowers’ Representative requests a conversion to or continuation of LIBOR Rate Fixed Asset Loans in any such Fixed Asset Loan Notice, but fails to specify a LIBOR Interest Period, it will be deemed to have specified a LIBOR Interest Period of one month, provided that, if such one month LIBOR Interest Period would extend beyond the Fixed Asset Loan Maturity Date, then such Loans described in the Fixed Asset Loan Notice shall automatically be converted to a Prime Rate Fixed Asset Loan.

(b)  Request for a Fixed Asset Loan Borrowing.  Each Fixed Asset Loan Notice for a Fixed Asset Loan Borrowing must be accompanied by all of the supporting documentation required under Section 4.04 and must be received by Agent at least ten (10) Business Days prior to the date that Borrowers’ are requesting that such Fixed Asset Loan Borrowing be funded.  Funding of such Borrowing shall be subject to Agent’s review and approval of the Fixed Asset Loan Notice and all supporting documentation.  Each Fixed Asset Loan Borrowing shall initially be a Prime Rate Fixed Asset Loan.

(c)  Conversion of Prime Rate Fixed Asset Loans.  By delivery of a Fixed Asset Loan Notice to the Agent on or before 11:00 a.m. New York time, on a Business Day, Borrowers’ Representative may from time to time elect, on not less than two (2) nor more than five (5) Business Days Notice, that all or any portion of a Prime Rate Fixed Asset Loan in an aggregate minimum amount of $1,000,000 and in integral multiples of $100,000 be converted to a LIBOR Rate Fixed Asset Loan on the date specified in such Fixed Asset Loan Notice, provided that, no portion of the outstanding principal amount of any Prime Rate Fixed Asset Loan may be converted to a LIBOR Rate Fixed Asset Loan when any Default or Event of Default has occurred and is continuing or if the LIBOR Interest Period requested would extend beyond the Fixed Asset Loan Maturity Date.

(d)  Conversion or Continuation of LIBOR Rate Fixed Asset Loans.  By delivering a Fixed Asset Loan Notice to the Agent on or before 11:00 a.m. New York time, on a Business Day, Borrowers’ Representative may from time to time irrevocably elect, on not less than two (2) nor more than five (5) Business Days’ notice, that all, or any portion in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000, of any LIBOR Rate Fixed Asset Loan be converted on the last day of a LIBOR Interest Period into a Prime Rate Fixed Asset Loan or a LIBOR Rate Fixed Asset Loan with a different LIBOR Interest Period, or continued on the last day of a LIBOR Interest Period as a LIBOR Rate Fixed Asset Loan with a similar LIBOR Interest Period, provided,however, that no portion of the outstanding principal amount of any LIBOR Rate Fixed Asset Loan may be converted to, or continued as, a LIBOR Rate Fixed Asset Loan when any Incipient Default or Event of Default has occurred and is continuing, and no portion of the outstanding principal of any LIBOR Rate Fixed Asset Loan may be converted to a LIBOR Rate Fixed Asset Loan of a different duration if such LIBOR Rate Fixed Asset Loan relates to any Hedging Obligation.  In the absence of delivery of a continuation or conversion notice with respect to any LIBOR Rate Fixed Asset Loan at least two (2) Business Days before the last day of the then current LIBOR Interest Period with respect thereto, such LIBOR Rate Fixed Asset Loan shall automatically continue as a LIBOR Rate Fixed Asset Loan with a one month LIBOR Interest Period, provided that, if such one month LIBOR Interest Period would extend beyond the Fixed Asset Loan Maturity Date, then such Loans described in the Fixed Asset Loan Notice shall automatically be converted to a Prime Rate Fixed Asset Loan.  If any Default or Event of Default has occurred and is continuing (if the Agent does not otherwise elect to exercise any right granted to Agent under this Agreement to accelerate the Fixed Asset Loan), then each maturing LIBOR Fixed Rate Loan shall automatically be continued as a Prime Rate Fixed Asset Loan.  Notwithstanding the foregoing, Borrowers’ Representative may request a conversion/continuation, as described herein, by a telephone request to the offices of Agent designated from time to time by Agent.  Each telephone request received by Agent shall be conclusively presumed to be made by a duly authorized officer or employee of the Borrowers’ Representative.  Once received by Agent, each telephone request for a conversion/continuation, as described herein, shall be deemed irrevocable.  Agent, at its discretion, may require that each telephone request for a conversion/continuation, as described herein, be confirmed promptly by the Borrowers’ Representative in writing.

(e)  Notice to Lenders and Funding.  Following receipt of a Fixed Asset Loan Notice, Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Fixed Asset Loan, and if no timely notice of a conversion or continuation is provided by Borrowers, Agent shall notify each Lender of the details of any automatic conversions as applicable and as described in the preceding subsections.  In the case of a Fixed Asset Loan Borrowing, each Lender shall make the amount of its Fixed Asset Loan available to Agent in immediately available funds at Administrative Agent’s Office not later than 1:00 p.m. New York time on the Business Day specified in the applicable Fixed Asset Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Fixed Asset Loan Borrowing is the initial Credit Extension, Section 4.01), Agent shall make all funds so received available to Borrowers in like funds as received by Agent either by (i) crediting the account of Borrowers on the books of Citizens Bank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Agent by Borrowers.

(f)  Effective Date of Conversions; Conversion Upon Default.  Except as otherwise provided herein, a LIBOR Rate Fixed Asset Loan may be continued or converted only on the last day of a LIBOR Interest Period for such LIBOR Rate Fixed Asset Loan.  During the existence of a Default or Event of Default, no Fixed Asset Loans may be requested as, converted to or continued as LIBOR Rate Fixed Asset Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding LIBOR Rate Fixed Asset Loans be converted immediately to Prime Rate Fixed Asset Loans and Borrowers agree to pay all amounts due under Section 3.05 in accordance with the terms thereof due to any such conversion.

(g)  Notice of LIBOR Rate Determination.  Agent shall promptly notify Borrowers and Lenders of the interest rate applicable to any LIBOR Interest Period for LIBOR Rate Fixed Asset Loans upon determination of such interest rate.

(h)  Limitation on Number of LIBOR Interest Periods.  After giving effect to all Fixed Asset Loan Borrowings, all conversions of Fixed Asset Loans from one Type to the other, and all continuations of Fixed Asset Loans as the same Type, there shall not be more than eight (8) LIBOR Interest Periods in effect with respect to LIBOR Rate Fixed Asset Loans.

2.07  Conversion of Fixed Asset Loans into Mortgage Components, Equipment Components and IP Components.

(a)  The Outstanding Amount of the Fixed Asset Loans made by each Lender pursuant to Section 2.05 shall convert into three (3) component parts, a Mortgage Component, an Equipment Component and an IP Component, upon and subject to the satisfaction of all of the following conditions:

(i)  Agent shall have received and approved the fully executed Certificate of Completion for the Navy Yard Project in the form attached hereto as Exhibit K, together with all other items required under Section 8.13.

(ii)  Agent shall have received copies of all items required to be delivered by Landlord to the Company upon substantial completion of the Landlord’s Work pursuant to the terms of the Navy Yard Lease, including without limitation, all items set forth in Section 4 of Exhibit D of the Navy Yard Lease.

(iii)  Agent shall have received evidence satisfactory to Agent that the PIDC Financing and the MELF Financing have been fully disbursed.

(iv)  No Default or Event of Default shall exist at the time of such conversion.

(v)  Such conversion shall occur no later than the Completion Date.

(b)  The “Mortgage Component” of the Fixed Asset Loans made by each Lender shall be an amount equal to (i) such Lender’s Applicable Percentage of the total Fixed Asset Loans, times (ii) the Mortgage Component Amount determined as of the Conversion Date.  The “Equipment Component” of the Fixed Asset Loans made by each Lender shall be an amount equal to (A) such Lender’s Applicable Percentage of the total Fixed Asset Loans, times (B) the Equipment Component Amount.  The “IP Component” of the Fixed Asset Loans made by each Lender shall be an amount equal to (1) such Lender’s Applicable Percentage of the Total Fixed Asset Loans, times (2) the IP Component Amount.  On the Conversion Date, Agent shall notify the Borrowers’ Representative and the Lenders of  the Mortgage Component Amount, the Equipment Component Amount and the IP Component Amount applicable to the Fixed Asset Loans made by each Lender in writing by the delivery of a Fixed Asset Loan Term Out Notice in the form of Exhibit J attached hereto.  Conversion of the Fixed Asset Loans into Mortgage Components and Equipment Components shall be deemed to have occurred upon the effective date specified in the Fixed Asset Loan Term Out Notice delivered by Agent to the Borrowers’ Representative and Lenders.

(c)  In the event that the conditions set forth in subsection (a) are not satisfied on or before the Completion Date, then the Fixed Asset Loans shall thereupon be due and payable.

2.08  Job Bank Term Loan.  Subject to the terms and conditions of this Agreement and the Loan Documents, Citizens Bank agrees to extend to Borrowers a term loan in the original principal amount of Ten Million Dollars ($10,000,000) (the “Job Bank Term Loan”).  Borrowers’ obligation to repay the Job Bank Term Loan shall be further evidenced by a promissory note executed and delivered by Borrowers to Citizens Bank in the face amount of Ten Million Dollars ($10,000,000) in form acceptable to Agent (the “Job Bank Term Note”).  The Job Bank Term Loan shall be made in a single advance of the amount specified in the preceding sentence subject to the satisfaction of the conditions set forth in Article IV and such procedures as Citizens Bank may reasonably require.

2.09  Prepayments.

(a)  Borrowers may, upon notice to Agent, at any time or from time to time voluntarily prepay any Prime Rate Loan in whole or in part without premium or penalty; provided that (i) such notice must be received by Agent not later than 11:00 a.m. New York time on the date of prepayment of Prime Rate Loans; and (ii) any prepayment of Prime Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment.  Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by Borrowers, Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)  LIBOR Rate Loans shall mature and become payable in full on the last day of the LIBOR Interest Period relating to such LIBOR Rate Loan.  Upon maturity, a LIBOR Rate Loan may be continued for an additional LIBOR Interest Period or may be converted to a Prime Rate Loan, subject to the provisions of this Agreement.

(c)  LIBOR Rate Loans may be prepaid upon the terms and conditions set forth herein.  For LIBOR Rate Loans in connection with which a Borrower has or may incur Hedging Obligations, additional obligations may be associated with prepayment, in accordance with the terms and conditions of the applicable Hedging Contracts.  Borrowers shall give the Agent, no later than 11:00 a.m. New York time, at least four (4) Business Days notice of any proposed prepayment of any LIBOR Rate Loans, specifying the proposed date of payment of such LIBOR Rate Loans, and the principal amount to be paid.  Agent will promptly notify each Lender upon its receipt of each such notice, the amount of such Lender’s Applicable Percentage of such prepayment.  Each partial prepayment of the principal amount of LIBOR Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding and accompanied by the payment of all charges outstanding on such LIBOR Rate Loans and of all accrued interest on the principal repaid to the date of payment.

(d)  Upon:

(i)  any failure by Borrowers to make any borrowing of, conversion into or continuation of any LIBOR Rate Loan following Borrowers’ Representative’s delivery of a borrowing request or a conversion notice hereunder, or

(ii)  any prepayment of a LIBOR Rate Loan on any day that is not the last day of the relevant LIBOR Interest Period (regardless of the source of such prepayment and whether voluntary by acceleration or otherwise) Borrowers shall pay an amount (the “LIBOR Breakage Fee”) as calculated by the Agent, equal to the amount of any losses, expenses and liabilities (including without limitation any loss of margin and anticipated profits) that Agent or Lenders may sustain as a result of such default or payment.  Borrowers understand, agree and acknowledge that: (A) neither the Agent nor any Lender has any obligation to purchase, sell and/or match funds in connection with the use of the LIBOR Rate as a basis for calculating the rate of interest on a LIBOR Rate Loan, (B) the LIBOR Rate may be used merely as a reference in determining such rate and (C) Borrowers have accepted the LIBOR Rate as a reasonable and fair basis for calculating the LIBOR Breakage Fee and other funding losses incurred by the Agent or any Lender.  Borrowers further agree to pay the LIBOR Breakage Fee and other funding losses, if any, whether the Agent or any Lender elects to purchase, sell and/or match funds.

(e)  Borrowers may, upon notice to Swing Line Lender (with a copy to Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by Swing Line Lender and Agent not later than 1:00 p.m. New York time on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $50,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by Borrowers’ Representative, Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(f)  If for any reason the Total Outstandings for any Loan at any time exceed the Aggregate Commitments for such Loan then in effect, Borrowers shall immediately prepay such Loan in the aggregate amount of such excess and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to 102% of such excess.

2.10  Mandatory Prepayment.

(a)  Subject to Section 7.07, when any Borrower or any Subsidiary sells or otherwise transfers any Collateral in an amount greater than $250,000 for any one asset sale or greater than $500,000 in the aggregate for all asset sales in any fiscal year, other than inventory in the ordinary course of business of Borrowers, Borrowers shall repay the Fixed Asset Loans, the Job Bank Term Loan and the PIDC Financing in an aggregate amount equal to the Net Cash Proceeds of such sale, such repayments to be made promptly but in no event more than one (1) Business Day following receipt of such Net Cash Proceeds, and until the date of payment, such Net Cash Proceeds shall be held in trust for Agent.  The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof.  Such Net Cash Proceeds shall be applied as repayments on the Fixed Asset Loans, the Job Bank Term Loan and the PIDC Financing on a pro-rata basis as set forth in the Intercreditor and Collateral Sharing Agreement.  To the extent that such Net Cash Proceeds are to be applied as payments on the Fixed Asset Loans and the Job Bank Term Loan, such payments shall be applied (i) first, to repay the principal balances of the Fixed Asset Loans until the Fixed Asset Loans shall be repaid in full, and (ii) second, to repay the remaining installments of principal under the Job Bank Term Loan in the inverse order of their due dates until the Job Bank Term Loan shall be repaid in full, provided that, in the event that the Conversion Date has occurred at the time such Net Cash Proceeds are received, such payments shall be applied (A) first, to the remaining installments of principal under the IP Components in the inverse order of their due dates until the IP Components shall be repaid in full, (B) second, to the remaining installments of principal under the Mortgage Components in the inverse order of their due dates until the Mortgage Components shall be repaid in full, (C) third, to the remaining installments of principal under the Equipment Components in the inverse order of their due dates until the Equipment Components shall be repaid in full, and (D) fourth, to the remaining installments of principal under the Job Bank Term Loan in the inverse order of their due dates until the Job Bank Term Loan is repaid in full.  In the event that, prior to the Conversion Date: (x) the outstanding balance of the Fixed Asset Loans and the outstanding balance of the Job Bank Term Loan are both repaid in full, (y) Net Cash Proceeds remain after such repayments, and (z) Lenders still have outstanding Commitments to make future Fixed Asset Loans, then the Commitments of the Lenders to make future Fixed Asset Loans will be reduced pro-rata by the amount of such excess Net Cash Proceeds on a dollar-for dollar basis.

(b)  Borrowers shall make a prepayment of the Fixed Asset Loans, the Job Bank Term Loan and the PIDC Financing concurrently with the receipt by any Borrower or any of its Subsidiaries of any Net Cash Proceeds from any issuance of Equity Interests of such Borrower or any Subsidiary, in an aggregate amount equal to one hundred percent (100%) of such Net Cash Proceeds.  Such repayments shall be made promptly but in no event more than (1) Business Day following receipt of such Net Cash Proceeds by the applicable Borrower or Subsidiary and until the date of payment, such Net Cash Proceeds shall be held in trust for Agent.  Such Net Cash Proceeds shall be applied as repayments on the Fixed Asset Loans, the Job Bank Term Loan and the PIDC Financing on a pro-rata basis as set forth in the Intercreditor and Collateral Sharing Agreement.  To the extent that such Net Cash Proceeds are to be applied as payments on the Fixed Asset Loans and the Job Bank Term Loan, such payments shall be applied (i) first, to repay the principal balances of the Fixed Asset Loans until the Fixed Asset Loans shall be repaid in full, and (ii) second, to repay the remaining installments of principal under the Job Bank Term Loan in the inverse order of their due dates until the Job Bank Term Loan shall be repaid in full, provided that, in the event that the Conversion Date has occurred at the time such Net Cash Proceeds are received, such payments shall be applied (A) first, to the remaining installments of principal under the IP Components in the inverse order of their due dates until the IP Components shall be repaid in full, (B) second, to the remaining installments of principal under the Mortgage Components in the inverse order of their due dates until the Mortgage Components shall be repaid in full, (C) third, to the remaining installments of principal under the Equipment Components in the inverse order of their due dates until the Equipment Components shall be repaid in full, and (D) fourth, to the remaining installments of principal under the Job Bank Term Loan in the inverse order of their due dates until the Job Bank Term Loan is repaid in full.  In the event that, prior to the Conversion Date: (x) the outstanding balance of the Fixed Asset Loans and the outstanding balance of the Job Bank Term Loan are both repaid in full, (y) Net Cash Proceeds remain after such repayments, and (z) Lenders still have outstanding Commitments to make future Fixed Asset Loans, then the Commitments of the Lenders to make future Fixed Asset Loans will be reduced pro-rata by the amount of such excess Net Cash Proceeds on a dollar-for dollar basis.

(c)  Subject to the provisions of the Mortgages and the Intercreditor and Collateral Sharing Agreement, Borrowers shall make a prepayment of the Fixed Asset Loans and the Job Bank Term Loan concurrently with the receipt by any Borrower or any of its Subsidiaries of any Net Cash Proceeds from any casualty loss of such Borrower or any Subsidiary, in an amount equal to one hundred percent (100%) of such Net Cash Proceeds.  Such repayments shall be made promptly but in no event more than one (1) Business Day following receipt of such Net Cash Proceeds by the applicable Borrower or Subsidiary and until the date of payment, such Net Cash Proceeds shall be held in trust for Agent.  Such prepayments shall be applied (i) first, to repay the principal balances of the Fixed Asset Loans until the Fixed Asset Loans shall be repaid in full, and (ii) second, to repay the remaining installments of principal under the Job Bank Term Loan in the inverse order of their due dates until the Job Bank Term Loan shall be repaid in full, provided that, in the event that the Conversion Date has occurred at the time such Net Cash Proceeds are received, such payments shall be applied (A) first, to the remaining installments of principal under the IP Components in the inverse order of their due dates until the IP Components shall be repaid in full, (B) second, to the remaining installments of principal under the Mortgage Components in the inverse order of their due dates until the Mortgage Components shall be repaid in full, (C) third, to the remaining installments of principal under the Equipment Components in the inverse order of their due dates until the Equipment Components shall be repaid in full, and (D) fourth, to the remaining installments of principal under the Job Bank Term Loan in the inverse order of their due dates until the Job Bank Term Loan is repaid in full.  In the event that, prior to the Conversion Date: (x) the outstanding balance of the Fixed Asset Loans and the outstanding balance of the Job Bank Term Loan are both repaid in full, (y) Net Cash Proceeds remain after such repayments, and (z) Lenders still have outstanding Commitments to make future Fixed Asset Loans, then the Commitments of the Lenders to make future Fixed Asset Loans will be reduced pro-rata by the amount of such excess Net Cash Proceeds on a dollar-for dollar basis.

2.11  Excess Cash Flow Recapture.  For each fiscal year of Borrowers, commencing with Borrowers’ fiscal year ending December 29, 2007, at any time Borrowers’ Operating Leverage Ratio as of such fiscal year end exceeds 2.5 to 1.0, Borrowers shall make a mandatory prepayment of the Fixed Asset Loans, the Job Bank Term Loan and the PIDC Financing, within ninety (90) days after each fiscal year end of Borrowers in an aggregate amount equal to fifty percent (50%) of Borrowers' Excess Cash Flow for the fiscal year then ended.  Such prepayments shall be made on a pro-rata basis as to the Fixed Asset Loans, the Job Bank Term Loan and the PIDC Financing as set forth in the Intercreditor and Collateral Sharing Agreement.  To the extent that such prepayments are to be applied to the Fixed Asset Loans and the Job Bank Term Loan, such prepayments shall be applied (i) first, to repay the principal balances of the Fixed Asset Loans until the Fixed Asset Loans shall be repaid in full, and (ii) second, to repay the remaining installments of principal under the Job Bank Term Loan in the inverse order of their due dates until the Job Bank Term Loan shall be repaid in full, provided that, in the event that the Conversion Date has occurred at the time such payments are received, such payments shall be applied (A) first, to the remaining installments of principal under the IP Components in the inverse order of their due dates until the IP Components shall be repaid in full, (B) second, to the remaining installments of principal under the Mortgage Components in the inverse order of their due dates until the Mortgage Components shall be repaid in full, (C) third, to the remaining installments of principal under the Equipment Components in the inverse order of their due dates until the Equipment Components shall be repaid in full, and (D) fourth, to the remaining installments of principal under the Job Bank Term Loan in the inverse order of their due dates until the Job Bank Term Loan is repaid in full.

2.12  Termination or Reduction of Commitments.  Borrowers’ Representative may, upon notice to Agent, terminate the Aggregate Commitments of any Loan, or from time to time permanently reduce the Aggregate Commitments of such Loan; provided that (i) any such notice shall be received by Agent not later than 11:00 a.m. New York time five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) Borrowers’ Representative shall not terminate or reduce the Aggregate Commitments of any Loan if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings of such Loan would exceed the Aggregate Commitments for such Loan, and (iv) if, after giving effect to any reduction of the Aggregate Commitments of Working Capital Revolver Loans, the L/C Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments for Working Capital Revolver Loans, such sublimit shall be automatically reduced by the amount of such excess.  Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments of any Loan.  Any reduction of the Aggregate Commitments of any Loan shall be applied to the Commitment of each Lender according to its Applicable Percentage for such Loan.  All fees accrued until the effective date of any termination of the Aggregate Commitments of a Loan shall be paid on the effective date of such termination.

2.13  Repayment of Loans.

(a)  Working Capital Revolver Loans.  Borrowers shall repay the aggregate principal amount of Working Capital Revolver Loans outstanding on the Working Capital Revolver Loan Maturity Date.

(b)  Swing Line Loans.  Borrowers shall repay the Swing Line Loans on the Swing Line Loan Maturity Date.

(c)  Fixed Asset Loans.  If the Conversion Date has not occurred on or before the Completion Date, Borrowers shall repay the outstanding aggregate principal amount of the Fixed Asset Loans on the Fixed Asset Loan Maturity Date.  If the Conversion Date shall have occurred before on or before the Completion Date, and the Commitments with respect to the Fixed Asset Loans have been fully funded by the Lenders: (i) Borrowers shall repay the then outstanding aggregate principal amount of the Mortgage Components in twenty-three (23) consecutive monthly installments of principal, commencing on the first day of the first month after the Conversion Date, with the first twelve monthly installments in the amount of $14,156 each, and the next eleven monthly installments of principal in the amount of $15,223 each, and with one (1) final payment of the remaining principal balance thereof, plus all accrued and unpaid interest thereon, on the Mortgage Component Maturity Date, (ii) Borrowers shall repay the then outstanding aggregate principal amount of the Equipment Components in twenty-three (23) consecutive monthly installments of principal, commencing on the first day of the first month after the Conversion Date, with the first twelve monthly installments in the amount of $111,338 each, and the next eleven monthly installments of principal in the amount of $119,731 each, and with one (1) final payment of the remaining principal balance thereof, plus all accrued and unpaid interest thereon on the Equipment Component Maturity Date, and (iii) Borrowers shall repay the then outstanding aggregate principal amount of the IP Components in twenty-three (23) consecutive monthly installments of principal, commencing on the first day of the first month after the Conversion Date, with the first twelve monthly installments in the amount of $10,225 each, and the next eleven monthly installments of principal in the amount of $10,996 each, and with one (1) final payment of the remaining principal balance thereof, plus all accrued and unpaid interest thereon, on the IP Component Maturity Date.

The monthly payment amounts for the various components of the Fixed Asset Loans set forth above were calculated (A) assuming that the Commitments with respect to the Fixed Asset Loans were fully funded by the Lenders, that the initial principal balance of the Mortgage Components was $11,612,000, that the initial principal balance of the Equipment Components was $35,000,000, and that the initial principal balance of the IP Components was $8,388,000, (B) based on amortization schedules of 25 years for the Mortgage Components, 15 years for the Equipment Components and 25 years for the IP Components, and (C) with adjustments to reflect the average total monthly payments for the first year and for the second year once the principal balances start to amortize after the Conversion Date.  If the Conversion Date shall have occurred on or before the Completion Date and the Commitments with respect to Fixed Asset Loans have not been fully funded by the Lenders, then the monthly payments described in the preceding paragraph shall be adjusted by Agent using a similar calculation methodology but taking into account the actual principal balances of the components at the Conversion Date. Agent shall notify Borrowers and Lenders of any required revision to the monthly installments of principal payments for to such components.  Agent’s calculation of such revised monthly principal installment payment amounts shall be conclusive and binding absent manifest error.

(d)  Job Bank Term Loan.  Borrowers shall repay the aggregate principal balance of the Job Bank Term Loan in equal and consecutive monthly installments of principal in the amount of $83,333 each, on the first day of each calendar month, commencing on the first day of the first calendar month following the disbursement of the Job Bank Term Loan pursuant to Section 4.05, and in one (1) final payment of the remaining principal balance plus all accrued and unpaid interest thereon on August, 2012.

2.14  Interest.

(a)  Working Capital Revolver Loans and Swing Line Loans.

(i)  Subject to the provisions of subsection (d) below, (A) each LIBOR Rate Working Capital Revolver Loan shall bear interest on the outstanding principal amount thereof for each LIBOR Interest Period at a rate per annum equal to the LIBOR Rate for such LIBOR Interest Period plus the Applicable Rate, (B) each Prime Rate Working Capital Revolver Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Prime Rate plus the Applicable Rate, and (C) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Daily LIBOR Rate plus the Applicable Rate.

(ii)  Interest on each Working Capital Revolver Loan and each Swing Line Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.

(b)  Fixed Asset Loans.

(i)  Subject to the provisions of subsection (d) below, (A) each LIBOR Rate Fixed Asset Loan shall bear interest on the outstanding principal amount thereof for each LIBOR Interest Period at a rate per annum equal to the LIBOR Rate for such LIBOR Interest Period plus the Applicable Rate, and (B) each Prime Rate Fixed Asset Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Prime Rate plus the Applicable Rate.

(ii)  Interest on each Fixed Asset Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.

(c)  Job Bank Term Loan.

(i)  Subject to the provisions of subsection (d) below, the Job Bank Term Loan shall bear interest until final payment thereof at a fixed rate equal to five and one-half percent (5½%) per annum.

(ii)  Interest on the Job Bank Term Loan shall be due and payable monthly in arrears on the first day of each calendar month together with the principal payments set forth in Section 2.13(d).

(d)  Default Interest.

(i)  If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)  If any amount (other than principal of any Loan) payable by Borrowers under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.15  Fees.  In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a)  Unused Commitment Fees. Borrowers shall pay to Agent for the account of each Lender in accordance with its Applicable Percentage of all Working Capital Revolver Loans, an unused commitment fee equal to the Applicable Rate times the actual daily amount by which the Aggregate Commitments of all Working Capital Revolver Loans exceed the sum of (i) the Outstanding Amount of Working Capital Revolver Loans and (ii) the Outstanding Amount of L/C Obligations.  Borrowers shall also pay to Agent for the account of each Lender in accordance with its Applicable Percentage of all Fixed Asset Loans an unused commitment fee equal to the Applicable Rate times the actual daily amount by which the Aggregate Commitments of all Fixed Asset Loans exceeds the aggregate amount of all Fixed Asset Loan Borrowings.  The unused commitment fees shall accrue at all times during the Working Capital Revolver Availability Period and the Fixed Asset Loan Availability Period, as applicable, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date.  The unused commitment fees shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  For purposes of computing the unused commitment fee, Swing Line Loans shall be counted towards or considered usage of the Aggregate Commitments of Working Capital Revolver Loans.

(b)  Agent's Fees. Borrowers shall pay to Agent for Agent’s own account, fees in the amounts and at the times specified in the letter agreement, dated April 24, 2007 (the “Agent Fee Letter”), between Borrowers and Agent.  Such fees shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.

(c)  Lenders’ Upfront Fee.  On the Closing Date, Borrowers shall pay to Agent, for the account of each Lender in accordance with their respective Applicable Percentages of the Loans (other than the Job Bank Term Loan), an upfront fee in an amount of $337,500.  Such upfront fees are for the credit facilities committed by Lenders under this Agreement and are fully earned on the date paid.  The upfront fee paid to each Lender is solely for its own account and is nonrefundable for any reason whatsoever.

2.16  Computation of Interest and Fees.  All computations of interest for Prime Rate Loans when the Prime Rate is determined by Citizens Bank’s “Prime Rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.18(a), bear interest for one day.  Each determination by Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.17  Evidence of Debt.

(a)  The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Agent in the ordinary course of business, including the Register.  The accounts or records maintained by Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by Lenders to Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Agent in respect of such matters, the accounts and records of Agent shall control in the absence of manifest error.  Upon the request of any Lender made through Agent, Borrowers shall execute and deliver to such Lender (through Agent) Notes, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Notes and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)  In addition to the accounts and records referred to in subsection (a), each Lender and Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of Agent shall control in the absence of manifest error.

2.18  Payments Generally; Agent’s Clawback.

(a)  (i)           General.  All payments to be made by Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by Borrowers hereunder shall be made to Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 noon on the date specified herein.  Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment (based upon the applicable Loan to which the payment is related) in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by Agent after 12:00 noon shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(ii)           Borrowers Account.  On each date when the payment of any principal, interest or fees are due hereunder or under any Note, Borrowers agree to maintain on deposit in an ordinary checking account maintained by Borrowers with Agent (as such account shall be designated by Borrowers in a written notice to Agent from time to time, the "Borrowers Account") an amount sufficient to pay such principal, interest or fees in full on such date.  Borrowers hereby authorize Agent (A) to deduct automatically all principal, interest or fees when due hereunder or under any Note from the Borrowers Account, and (B) if and to the extent any payment of principal, interest or fees under this Agreement or any Note is not made when due to deduct any such amount from any or all of the accounts of Borrowers maintained at Agent.  Agent agrees to provide written notice to Borrowers of any automatic deduction made pursuant to this Section 2.18(a)(ii) showing in reasonable detail the amounts of such deduction.  Lenders agree to reimburse Borrowers based on their Applicable Percentage of the applicable Loan for any amounts deducted from such accounts in excess of amount due hereunder and under any other Loan Documents.

(b)  (i)  Funding by Lenders; Presumption by Agent.  Unless Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to Agent such Lender’s share of such Borrowing, Agent may assume that such Lender has made such share available on such date in accordance with Sections 2.02 and 2.06 and may, in reliance upon such assumption, make available to Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Agent, then the applicable Lender and Borrowers severally agree to pay to Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrowers to but excluding the date of payment to Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Agent in connection with the foregoing and (B) in the case of a payment to be made by Borrowers, the interest rate applicable to the Loans being repaid.  If Borrowers and such Lender shall pay such interest to Agent for the same or an overlapping period, Agent shall promptly remit to Borrowers the amount of such interest paid by Borrowers for such period.  If such Lender pays its share of the applicable Borrowing to Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by Borrowers shall be without prejudice to any claim Borrowers may have against a Lender that shall have failed to make such payment to Agent.

(ii)           Payments by Borrowers; Presumptions by Agent.  Unless Agent shall have received notice from Borrowers prior to the date on which any payment is due to Agent for the account of the Lenders or the L/C Issuer hereunder that Borrowers will not make such payment, Agent may assume that Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if Borrowers have not in fact made such payment, then each of Lenders or the L/C Issuer, as the case may be, severally agrees to repay to Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it but excluding the date of payment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation.  A notice of Agent to any Lender or Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)  Failure to Satisfy Conditions Precedent.  If any Lender makes available to Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to Borrowers by Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)  Obligations of Lenders Several.  The obligations of Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments under Section 11.04(c)  are several and not joint; provided that, with respect to the Job Bank Term Loan, Citizens Bank shall be solely obligated to fund such Loan.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, purchase its participation or to make its payment under Section 11.04(c):

(e)  Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.19  Sharing of Payments.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its prorata share thereof as provided herein or in the Intercreditor and Collateral Sharing Agreement, then the Lender receiving such greater proportion shall (a) notify Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)  if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)  the provisions of this Section shall not be construed to apply to (A) any payment made by Borrowers pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

ARTICLE III  TAXES, YIELD PROTECTION AND ILLEGALITY

3.01  Taxes.

(a)  Payments Free of Taxes.  Any and all payments by Borrowers to or on account of any obligation of Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if Borrowers shall be required by any applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrowers shall make such deductions, and (iii) Borrowers shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)  Payment of Other Taxes by Borrowers.  Without limiting the provisions of subsection (a) above, Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  Indemnification by Borrowers.  Borrowers shall indemnify Agent, each Lender and the L/C Issuer, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender or the L/C Issuer (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d)  Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, Borrowers shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(e)  Status of Lenders.  Each Lender, if requested by Borrowers or Agent, shall deliver such documentation prescribed by applicable law or reasonably requested by Borrowers or Agent as will enable the Borrowers or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(f)  Treatment of Certain Refunds.  If Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section, it shall pay to Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrowers, upon the request of Agent, such Lender or the L/C Issuer, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Agent, such Lender or the L/C Issuer in the event Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

3.02  LIBOR Rate Lending Unlawful.  If the Agent or any Lender shall determine (which determination shall, upon notice thereof to the Borrowers be conclusive and binding on the Borrowers) that the introduction of or any change in or in the interpretation of any law, rule, regulation or guideline, (whether or not having the force of law) makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Agent or any Lender to make, continue or maintain any LIBOR Rate Loan as, or to convert any Loan into, a LIBOR Rate Loan of a certain duration, the obligations of the Agent or any Lender to make, continue, maintain or convert into any such LIBOR Rate Loans shall, upon such determination forthwith be suspended until the Agent shall notify the Borrowers that the circumstances causing suspension no longer exists, and all LIBOR Rate Loans of such type shall automatically convert into Prime Rate Loans at the end of the then current LIBOR Interest Periods with respect thereto or sooner, if required by such law or assertion.

3.03  Increased Costs.

(a)  Increased Costs Generally. If on or after the date hereof the adoption of any applicable law, rule or regulation or guideline (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lenders with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:  (i) shall impose, modify or deem applicable any reserve, special deposit or similar requirement, (including without limitation, any such requirement imposed by the FRB) against assets of, deposits with or for the account of, or credit extended by, Agent, Lenders or the L/C Issuer, or shall impose on the Agent, Lenders, the L/C Issuer or on the London Interbank Market any other condition affecting LIBOR Rate Loans or obligation to make LIBOR Rate Loans or (ii) shall impose on the Agent, Lenders or the L/C Issuer any other conditions affecting their LIBOR Rate Loans or their obligation to make LIBOR Rate Loans, and the result of any of the foregoing is to increase the cost to the Agent, any Lender or the L/C Issuer of making or maintaining any LIBOR Rate Loan, or to reduce the amount of any sum received or receivable by the Agent, any Lender or the L/C Issuer under this Agreement with respect thereto, by an amount deemed by the Agent, any Lender or the L/C Issuer to be material, then within twenty (20) days after demand by the Agent, the Borrowers shall pay to the Agent, for the benefit of Lenders and the L/C Issuer, such additional amount or amounts as will compensate the Agent, Lenders and the L/C Issuer for such increased costs or reduction.

(b)  Increased Capital Costs.  If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by the Agent or Lenders or the L/C Issuer, or any person controlling the Agent, Lenders, or the L/C Issuer and any Lender or the L/C Issuer determines (in its sole and absolute discretion) that the rate of return on its or such controlling person’s capital as a consequence of its commitments or the Loans made by the Agent, Lenders or the L/C Issuer is reduced to a level below that which the Agent, Lenders or the L/C Issuer or such controlling person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by the Agent to the Borrowers, the Borrowers shall immediately pay directly to the Agent, for the benefit of Lenders and the L/C Issuer, additional amounts sufficient to compensate the Agent, Lenders, the L/C Issuer or such controlling person for such reduction in rate of return.  A statement of the Agent, Lenders or the L/C Issuer as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrowers.  In determining such amount, the Agent, Lenders and the L/C Issuer may use any method of averaging and attribution that they (in their sole and absolute discretion) shall deem appropriate.

(c)  Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to Borrowers shall be conclusive absent manifest error.  Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within twenty (20) days after receipt thereof.

(d)  Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than one (1) year prior to the date that such Lender or the L/C Issuer, as the case may be, notifies Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one (1) year period referred to above shall be extended to include the period of retroactive effect thereof).

3.04  Unavailability of LIBOR Rate.  In the event that any Borrower shall have requested a LIBOR Rate Loan in accordance with Sections 2.02, 2.03 or 2.06 and the Agent, Lenders or the L/C Issuer  in their sole discretion, shall have determined that U.S. dollar deposits in the relevant amount and for the relevant LIBOR Interest Period are not available to either the Agent, any Lender or the L/C Issuer in the London Interbank Market; or by reason of circumstances affecting the Agent, any Lender or the L/C Issuer in the London Interbank Market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate applicable to the LIBOR Interest Period, or the LIBOR Rate no longer adequately and fairly reflects the Agent’s, any Lender’s or the L/C Issuer’s cost of funding loans, upon notice from the Agent to the Borrowers, the obligations of the Agent, Lenders and the L/C Issuer under Section 2.02,  2.03 and 2.06 to make or continue any Loans as, or to convert any Loan into LIBOR Rate Loans of such duration shall forthwith be suspended until the Agent shall notify the applicable borrower that circumstances causing such suspension no longer exists.

3.05  Mitigation Obligations.  If any Lender requests compensation under Section 3.03, or Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.03, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.06  Survival.  All of Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV  CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01  Conditions of Initial Credit Extension.  The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)  Agent shall have received and approved each of the following, which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to Agent and each of the Lenders:

(i)  executed counterparts of this Agreement and all Collateral Documents;

(ii)  executed counterparts of the Intercreditor and Collateral Sharing Agreement;

(iii)  the Notes executed by Borrowers in favor of each Lender, as applicable;

(iv)  such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Borrower as Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Borrower is a party;

(v)  such documents and certifications as Agent may reasonably require to evidence that each Borrower is duly organized or formed, and that each Borrower is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(vi)  a certificate signed by a Responsible Officer of each Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(vii)  a duly completed Compliance Certificate as of the last day of the fiscal quarter of Borrowers most recently ended prior to the Closing Date, signed by a Responsible Officer of each Borrower.

(b)  Agent shall have received and approved a favorable opinion of counsel to the Borrowers reasonably acceptable to Agent addressed to Agent and each Lender, as to the matters set forth concerning the Borrowers and the Loan Documents in form and substance reasonably satisfactory to Agent;

(c)  Agent shall have received and approved evidence that all insurance required to be maintained pursuant to the Loan Documents, including flood insurance (if applicable) has been obtained and is in effect and that Agent has been named as insured mortgagee, lender loss payee and additional insured thereunder pursuant to endorsements acceptable to Agent;

(d)  Agent shall have received all existing contracts, agreements, permits, budgets, plans and specifications related to the Navy Yard Project and all existing purchase orders and agreements for purchase of the Navy Yard Equipment, and such items shall be reasonably satisfactory to Agent.

(e)  Agent shall have received and approved the Navy Yard Lease and all existing construction budgets, plans, specifications, projections, timetables and other items contemplated thereunder, and such items shall be reasonably satisfactory to Agent.

(f)  The Inspector shall have reviewed the Navy Yard Lease, the list of the Navy Yard Equipment and such other matters related thereto as Agent shall have required. The results of such review shall be reasonably satisfactory to the Agent.

(g)  Agent shall have received and approved final detailed income statement, balance sheet and cash flow projections of Borrowers.

(h)  Agent shall have received and approved evidence that Borrowers have closed on that certain $12,000,000 credit facility to be extended by PIDC to Borrowers relating to the Navy Yard Project, which credit facility shall be on terms and conditions reasonably acceptable to Agent, including without limitation, any intercreditor or collateral sharing arrangements.

(i)  Agent shall have received and approved evidence that Borrowers have closed on the initial $5,000,000 portion of the MELF Financing and have received and accepted a binding commitment from MELF with respect to the second $5,000,000 portion of the MELF Financing.  The terms of such financing and the conditions for closing under the commitment letter for the second portion of the MELF Financing in 2008, shall be reasonably acceptable to Agent, including without limitation, any intercreditor or collateral sharing arrangements.

(j)  Agent shall have received and approved satisfactory executed landlords waivers and estoppels or other access agreements for each of Borrowers’ leased locations or such locations at which Borrowers may warehouse any inventory or equipment.

(k)  Agent shall have received and approved satisfactory commissioned appraisals addressed to Agent for each of the Mortgaged Properties encumbered by the Mortgages.

(l)  Agent shall have received and approved satisfactory commissioned appraisals addressed to Agent for the IP Collateral.

(m)  Agent shall have received and approved satisfactory environmental reports, including phase I environmental reports, for each of mortgaged properties encumbered by the Mortgages.

(n)  Agent shall have received and approved confirmation that UCC-1 financing statements naming Agent as secured party and each Borrower as debtor describing all Collateral now or hereafter assigned by such Borrower to Agent, for the benefit of Lenders, pursuant hereto have been filed with the Secretary of State of the state under whose laws the applicable Borrower has been organized, and with such other recording offices in such jurisdictions as Agent deems advisable.

(o)  Purposely omitted.

(p)  Agent shall have received and approved a current search report from a UCC search company approved by Agent setting forth all UCC filings, tax Liens and judgment Liens made against Borrowers.  Such search report must indicate that at the time of the filing of the financing statements in favor of Agent there were on file no financing statements or Liens evidencing a security interest in any Collateral, other than Liens permitted under Section 7.01.

(q)  Agent shall have received and approved releases and satisfactions from all Persons or entities holding Liens, claims or encumbrances against any of the Collateral, other than Liens permitted under Section 7.01.

(r)  Agent shall have received and approved surveys for each of the Mortgaged Properties or such endorsements to the Title Policy (or Title Policies) insuring against matters which would be disclosed on an accurate survey.

(s)  Agent shall have received a commitment to issue a Title Policy (or Title Policies) underwritten by the Title Company, in an aggregate amount at least equal to the current aggregate appraised values for the Mortgaged Property and insuring that the Mortgages create first Liens in and to the Mortgaged Property without exception for any Persons claiming a right to use or occupy the Mortgaged Property except as agreed to by Agent, filed and unfiled mechanics’ Liens and claims, taxes (whether liened or not) or for matters which an accurate survey would disclose and subject only to such exceptions and conditions to title as Agent shall approve in writing.  Such Title Policy shall contain such affirmative coverage as Agent deems necessary, including but not limited to, an affirmative statement or endorsement that the Title Policy insures Agent against all mechanics’ and materialmen’s Liens and shall contain endorsements in form and content acceptable to Agent: (i) insuring against matters which would be disclosed on an accurate survey, (ii) insuring that no building restriction or similar exception to title disclosed on the Title Policy has been violated and that any violation thereof would not create or result in any reversion, reverter or forfeiture of title, (iii) insuring over any environmental superlien or similar Lien, and (iv) insuring such other matters as may otherwise be required by Agent.  The condition of title must be satisfactory to Agent in all respects.  A title commitment shall be marked-up and signed on behalf of the Title Company at Closing and the final Title Policy must be delivered to Agent promptly after the Closing Date and prior to expiration of the marked-up title commitment.

(t)  Agent shall have received and approved evidence that all Taxes and assessments related to the Mortgaged Property which are then due and payable, have been paid.

(u)  Agent shall have conducted reasonable due diligence investigations of Borrowers, the Mortgaged Property and the Collateral, the results of which shall be satisfactory to Agent.

(v)  Purposely Omitted.

(w)  Agent shall have received and approved evidence reasonably satisfactory to Agent that the Navy Yard Project and the intended uses of the Navy Yard Project are and will be in compliance with all zoning and other applicable Laws.

(x)  Any fees and expenses required to be paid by Borrowers on or before the Closing Date shall have been paid.

(y)  Unless waived by Agent, Borrowers shall have paid all reasonable fees, charges and disbursements of counsel to Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrowers and Agent).

(z)  The Closing Date shall have occurred on or before September 6, 2007.

(aa)  Agent shall have received and approved such other assurances, certificates, documents, consents or opinions as Agent, the L/C Issuer, Swing Line Lender or the Required Lenders reasonably may require.

Without limiting the generality of the provisions of Section 10.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02  Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(a)  The representations and warranties of Borrowers contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)  No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)  Agent and, if applicable, the L/C Issuer or Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)  Agent shall have received, in form and substance satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as Agent or the Required Lenders reasonably may require.

Each Request for Credit Extension submitted by Borrowers shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

4.03  Conditions of Working Capital Revolver Loans and Swing Line Loans.  The obligation of each Lender and the Swing Line Lender to honor any Request for Credit Extension of a Working Capital Revolver Loan or a Swing Line Loan is subject to the following conditions precedent:

(a)  Except as otherwise provided in this Agreement, Agent shall have received and approved a fully executed and duly completed Working Capital Revolver Loan Notice or Swing Line Loan Notice in the forms required hereunder, unless otherwise agreed to by Agent.

(b)  If the Borrowing is to pay-off existing loans extended by any financial institutions to Borrowers, Agent shall have received pay-off statements or letters satisfactory to Agent.

4.04  Conditions of Fixed Asset Loans.  The obligation of each Lender to honor any Request for Credit Extension of a Fixed Asset Loan is subject to the following conditions precedent:

(a)  Except as otherwise provided in this Agreement, Agent shall have received and approved a Fixed Asset Loan Notice duly executed on behalf of Borrowers with such information and supporting documentation as Agent may require, including without limitation:

(i)  if the Borrowing is to pay “soft costs” related to the Navy Yard Project, including, without limitation, professional fees, labor training costs, transition labor costs, retention and retirement payments related to the transition to the Navy Yard Property, and currency hedging expenses, Agent shall have received and approved:

(A)
a copy of bills, paid invoices or other documentation satisfactory to Agent that provide evidence for the “soft costs” requested to be advanced and evidence, as necessary, that such “soft costs” were not covered by prior requests for advances under the Fixed Asset Loans, the PIDC Financing, the MELF Financing, the Job Bank Term Loan or any grants received by Borrowers; and

(B)	a duly executed Certificate of Advance in the form of Exhibit L attached hereto.

(ii)  if the Borrowing is to pay-off existing loans extended to Borrowers by Citizens Bank, Agent shall have received a pay-off statements or letters satisfactory to Agent.

(iii)  if the Borrowing is to pay for costs related to the acquisition, shipping and installation of Navy Yard Equipment, Agent shall have received and approved:

(A)
a copy of the applicable invoices, purchase orders, certificates of delivery, certificates of installation and other documentation related to the particular items of Navy Yard Equipment as Agent may reasonably require and evidence, as necessary, that the requested Borrowing was not covered by prior requests for advances under the Fixed Asset Loans, the PIDC Financing, the MELF Financing, the Job Bank Term Loans or any grants received by Borrowers;

(B)	a duly executed Certificate of Advance in the form of Exhibit L attached hereto;

(C)
evidence that the amount to be funded under such Borrowing shall not exceed the installment amount then due under the applicable purchase order, invoice, or other documentation for the applicable item of Navy Yard Equipment; and

(D)	if the Borrowing is to pay an installment due upon delivery or installation of an item of Navy Yard Equipment, evidence that the item is fully insured as required under Section 6.07.

(b)  Borrowers shall have paid all fees and expenses then due and payable and required to be paid by pursuant to this Agreement.

(c)  Agent shall have received and approved evidence that all advances of the proceeds of the PIDC Financing and the MELF Financing to be made as set forth in the Line Item Budget and Disbursement Schedule have been funded.

(d)  The existing term loans from Citizens Bank to Borrowers shall be repaid in full out of the initial Fixed Asset Loan Borrowing.

(e)  Lenders shall be under no obligation to make any Fixed Asset Loan:  (i) if Agent reasonably determines that the Navy Yard Project cannot be completed by the Completion Date; (ii) if Agent is not reasonably satisfied that the proceeds of the Fixed Asset Loans, the PIDC Financing and the MELF Financing remaining undisbursed will be sufficient to complete the Navy Yard Project and to pay for all labor, materials and costs and all other costs and disbursements required to complete the Navy Yard Project; (iii) if the Navy Yard Project shall have been materially damaged by fire or other casualty; (iv) if the Navy Yard Project is not completed by the Completion Date; or (v) if the Landlord’s Work is materially behind the approved timetables set forth on Schedule 8.03 and on Exhibit “D”, “E-1” and “E-2” to the Navy Yard Lease.

(f)  No Fixed Asset Loan advances shall constitute a waiver of any condition of Lenders’ obligation to make further Fixed Asset Loan advances.

(g)  Lenders shall have no obligation to make any Fixed Asset Loan advances which would cause the aggregate amount of all advances of Fixed Asset Loans, plus all advances under the Job Bank Term Loan, plus all advances under the MELF Financing, plus all advances under the PIDC Financing to exceed $38,000,000 in total, unless and until Agent has received evidence reasonably satisfactory to Agent that fee simple title to the Navy Yard Property has been conveyed to Landlord pursuant to the terms of the PAID Agreement of Sale.

(h)  Lenders shall have no obligation to make any Fixed Asset Loan advances if an event of default has occurred and is continuing under the PAID Agreement of Sale.

4.05  Conditions of Job Bank Term Loan.  The Job Bank Term Loan shall be disbursed in a single advance no later than December 31, 2007 (or such later date as Citizens Bank, as lender, may agree to), subject to such conditions as Agent may reasonably require, including without limitation, the conditions set forth in Sections 4.04 (a), (b), (c), (e), (f), (g) and (h).

ARTICLE V  REPRESENTATIONS AND WARRANTIES

Borrowers represent and warrant to Agent and the Lenders that:

5.01  Existence, Qualification and Power; Compliance with Laws.  Each Borrower and each Subsidiary thereof (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02  Authorization; No Contravention.  The execution, delivery and performance by each Borrower of each Loan Document to which such Borrower is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Borrower’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Borrower is a party or affecting such Borrower or the properties of such Borrower or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Borrower or its property is subject, or (c) violate any Law.  Each Borrower and each Subsidiary thereof is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.03  Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Borrower of this Agreement or any other Loan Document.

5.04  Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Borrower that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Borrower, enforceable against each Borrower that is party thereto in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.05  Financial Statements; No Material Adverse Effect.

(a)  The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present the financial condition of each Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (iii) show all material Indebtedness and other liabilities, direct or contingent, of each Borrower and its Subsidiaries as of the date thereof, including liabilities for Taxes, material commitments, long term leases, and interest rate or foreign currency swap or exchange transactions.

(b)  The unaudited consolidated and consolidating balance sheet of each Borrower and its Subsidiaries dated June 30, 2007, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present the financial condition of each Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments, and (iii) show all material Indebtedness and other liabilities for Taxes, material commitments, long term leases and interest rate or foreign currency transactions.

(c)  Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06  Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Borrowers after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07  No Default.  No Borrower nor any Subsidiaries of any Borrower are in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08  Ownership of Property; Liens.  Each Borrowers and its Subsidiaries have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property of each Borrower and its Subsidiaries are subject to no Liens, other than Liens permitted by Section 7.01.  None of the equipment currently used by Borrowers in connection with their product manufacturing  lines is leased.

5.09  Insurance.  The properties of each Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Borrowers, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Borrower or its applicable Subsidiary operates.  Schedule 5.09 sets forth the existing insurance coverage currently maintained by Borrowers and their Subsidiaries.

5.10  Taxes. Each Borrower and its Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against any Borrower or its Subsidiary that would, if made, have a Material Adverse Effect.  No tax Liens have been filed against any Borrower or its Subsidiaries.

5.11  ERISA Compliance.

(a)  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code, has received a favorable determination letter from the IRS or an application for such a letter, is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification.  Borrowers and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)  There are no pending or, to the best knowledge of Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)  (i) No ERISA Event has occurred or is reasonably expected to occur that has resulted or could reasonably be expected to result in a Material Adverse Effect, (ii) except as described on Schedule 5.11, no Pension Plan has any Unfunded Pension Liability, (iii) neither Borrowers nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (iv) neither Borrowers nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan, and (v) neither Borrowers nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.12  Subsidiaries.  As of the Closing Date, Borrowers have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.12, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the applicable Borrower in the amounts specified on Part (a) of Schedule 5.12 free and clear of all Liens. Borrowers have no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.12.  All of the outstanding Equity Interests in Borrowers have been validly issued and are fully paid and nonassessable.

5.13  Margin Regulations; Investment Company Act; Public Utility Holding Company Act.(a) Borrowers are not engaged and will not engage, principally or as one of their important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, (b) No Borrower, any Person Controlling any Borrower, or any Subsidiary of any Borrower (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 2005, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.14  Disclosure.  Borrowers have disclosed to Agent all agreements, instruments and corporate or other restrictions to which any of them or any of their Subsidiaries is subject, and all other matters known to Borrowers, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Borrower to Agent in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.15  Compliance with Laws.  Each Borrower and its Subsidiaries are in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law, or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.16  Intellectual Property; Licenses, Etc.  Borrowers and their Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, including, without limitation, the items listed on Schedule 5.16, in each case without conflict with the rights of any other Person.  To the best knowledge of Borrowers, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Borrower or its Subsidiaries infringes upon any rights held by any other Person.  No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of Borrowers, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.17  Rights in Collateral; Priority of Liens.  Each Borrower owns the property granted by it as Collateral under the Collateral Documents, free and clear of any and all Liens in favor of third parties, other than those specifically disclosed on Schedule 7.01.  Upon the proper filing of UCC financing statements, and the taking of the other actions required by the Agent, the Liens granted pursuant to the Collateral Documents will constitute valid and enforceable first, prior and perfected Liens on the Collateral in favor of Agent, for the ratable benefit of Agent and Lenders.

5.18  Purposely Omitted.

5.19  Patriot Act, Etc.  Neither the requesting of any Borrowing pursuant to this Agreement nor the use of any Loan proceeds will violate the Trading With The Enemy Act, the Foreign Asset Control Regulations, the Patriot Act or any enabling legislation or executive order relating thereto, including without limitation, Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)).  No Borrower nor any Borrower’s Subsidiary or Affiliate is a “blocked person” as described in the foregoing laws, regulations and executive orders.  No Borrower nor any Borrower’s Subsidiary or Affiliate engages in any dealings or transactions or is otherwise associated with any such “blocked person.”

5.20  Business Interruptions.  During the past five (5) years the business and operations of Borrowers have not been materially and adversely affected by any casualty loss, strike, lockout, labor disputes or act of any Governmental Agency.  There are no pending or, to the best of Borrowers’ knowledge, threatened labor disputes, strikes, lockouts or similar grievances or occurrences against the Borrowers’ business, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.21  Acquisitions, Names and Organization Numbers.  Borrowers have not acquired all or substantially all of the assets or Capital Stock of any Person or become the successor by merger or consolidation to any other Person within the past five (5) years.  During the past five (5) years, no Borrower has changed its legal name or its state of formation.  The organizational numbers issued by the state of formation of each Borrower and the federal tax identification number of each Borrower is as set forth below:

Borrowers	State of Formation	Org. #	FEIN
Tasty Baking Company	Pennsylvania	352490	23-1145880
Tastykake Investment Company	Delaware	2838011	52-2071728
TBC Financial Services, Inc.	Pennsylvania	2092267	23-2691993
Tasty Baking Oxford, Inc.	Pennsylvania	2695250	23-2847100

5.22  Solvency.  Each Borrower is, and will be, solvent such that:  (a) the fair value of its assets (including without limitation the fair salable value of the goodwill and other intangible property of such Borrower) is greater than the total amount of its liabilities, including without limitation, contingent obligations, (b) the present fair salable value of its assets (including without limitation the fair salable value of the goodwill and other intangible property of such Borrower) is not less than the amount that will be required to pay the probable liability on its debts and other liabilities and commitments (including contingent obligations) as they mature in the normal course of business; provided that with respect to the Obligations outstanding under this Agreement and any payments made with respect thereto, the common law right of and to contribution and subrogation among the Borrowers and any other rights to payment between and among any one or more of the Borrowers shall be taken into account in determining whether each Borrower is solvent.

Each Borrower (i) does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (ii) is not engaged in a business or transaction, or about to engage in a business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice and industry in which it is engaged; provided, that with respect to the Obligations outstanding under this Agreement and any payments made with respect thereto, the common law right of and to contribution and subrogation among the Borrowers and any other rights to payments between and among any one or more of the Borrowers shall be taken into account in determining whether each Borrower is able to pay such debts and liabilities as they mature or whether such Borrower’s property would constitute sufficient capital.

5.23  Common Enterprise.  The successful operation and condition of each Borrower is dependent on the continued successful performance of the functions of the other Borrowers.  Each Borrower expects to derive benefit (and the board of directors or other governing body of each Borrower has determined that it may reasonably be expected to derive benefit), directly or indirectly, from the credit extended by Lenders hereunder, both in their separate capacities and as members of an interrelated group of companies.  Each Borrower has determined that the execution, delivery and performance of this Agreement and any other Loan Documents to be executed by such Borrower is within its corporate purpose, will be of direct and indirect benefit of such Borrower and is in its best interest.

5.24  PIDC Financing.  The material terms of the PIDC Financing are accurately set forth on Schedule 5.24 attached hereto.  Borrowers have closed (or are closing simultaneously herewith) on the PIDC Financing.  The timetable for and the conditions for the disbursement of the proceeds of the PIDC Financing are accurately set forth on Schedule 5.24.

5.25  MELF Financing.  The material terms of the MELF Financing are accurately set forth on Schedule 5.25 attached hereto.  Borrowers have closed (or are closing simultaneously herewith) on the MELF Financing.  The timetable for and the conditions for the disbursement of the proceeds of the MELF Financing are accurately set forth on Schedule 5.25.

5.26  Location of Collateral.  The Collateral (to the extent it consists of tangible personal property) and the books and records of Borrowers are located on the Mortgaged Property or, with respect to any books and records related to the IP Collateral at the Mortgaged Property or in the custody of PNC Bank Delaware.

ARTICLE VI  AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Borrowers shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02,  and 6.03) cause each Subsidiary to:

6.01  Financial Statements.  Deliver to Agent a sufficient number of copies for delivery by Agent to each Lender, in form and detail reasonably satisfactory to Agent and the Required Lenders:

(a)  as soon as available, but in any event within 90 days after the end of each fiscal year of each Borrower, a consolidated balance sheet of each Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and such consolidating statements to be certified by a Responsible Officer of each Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of each Borrower and its Subsidiaries;

(b)  as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of each Borrower, a consolidated balance sheet of each Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of each Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of each Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements to be certified by a Responsible Officer of each Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrowers and their Subsidiaries; and

(c)  upon the request of Agent or the Required Lenders, budgets and forecasts prepared by management of each Borrower, in form satisfactory to Agent and the Required Lenders, of consolidated balance sheets and statements of income or operations and cash flows of each Borrower and its Subsidiaries on a quarterly basis for the immediately following fiscal year (including the fiscal year in which the Working Capital Revolver Loan Maturity Date occurs).

6.02  Certificates; Other Information.  Deliver to Agent a sufficient number of copies for delivery by Agent to each Lender, in form and detail reasonably satisfactory to Agent and the Required Lenders:

(a)  purposely omitted;

(b)  concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of  each Borrower;

(c)  promptly after any request by Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of each Borrower by independent accountants in connection with the accounts or books of each Borrower or any Subsidiary, or any audit of any of them;

(d)  promptly after the same are available, Borrowers shall notify Agent and Lenders of each annual report, proxy or financial statement or other material report or communication sent to the stockholders of each Borrower, and of all annual, regular, periodic and special reports and registration statements (other than reports or filings related to non-material Capital Stock transactions) which each Borrower may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, and if such items are not readily available for access by Agent and Lenders on the Internet, Borrowers shall promptly deliver copies thereof to Agent;

(e)  promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Borrower or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(f)  promptly, and in any event within five (5) Business Days after receipt thereof by any Borrower or any Subsidiary thereof, copies of each notice or other correspondence received from the Securities and Exchange Commission  (or comparable agency in any applicable non-U. S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Borrower or any Subsidiary thereof; and

(g)  promptly, such forecasts, budgets and additional information regarding the business, financial or corporate affairs of each Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as Agent or any Lender may from time to time reasonably request.

6.03  Notices.  Promptly notify Agent and each Lender:

(a)  of the occurrence of any Default;

(b)  of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of Borrowers or any Subsidiary, (ii) any dispute, litigation, investigation, proceeding or suspension between Borrowers or any Subsidiary and any Governmental Authority, or (iii) the commencement of, or any material development in, any litigation or proceeding affecting Borrowers or any Subsidiary;

(c)  of the occurrence of any ERISA Event; and

(d)  of any material change in accounting policies or financial reporting practices by Borrowers or any Subsidiary.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of  each Borrower setting forth details of the occurrence referred to therein and stating what action each Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04  Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by each Borrower or such Subsidiary, (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05  Preservation of Existence, Etc.  (a) Preserve and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.06 or 7.07, (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, provided that, in the event that any patent, trademark, trade name or service mark has not been used by Borrowers for a period of at least one year, Borrowers may let the registration of such patent, trademark, trade name or service mark lapse without renewal.

6.06  Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment necessary and useful in the operation of its business in good working order and condition, ordinary wear and tear excepted, (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (c) use a reasonable standard of care in the operation and maintenance of its operating facilities.

6.07  Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies not Affiliates of Borrowers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and as are otherwise acceptable to or required by Agent and providing for not less than thirty (30) days’ prior notice to Agent of termination, lapse or cancellation of such insurance.  In the case of insurance on any of the Collateral, Borrowers shall cause Agent (for the ratable benefit of Lenders) to be named as loss payee (with a lender’s loss payable endorsement) with respect to all personal property, insured mortgagee with respect to all real property (including leased premises) and additional insured with respect to all liability insurance, as its interests may appear within thirty (30) days’ notice to be given Agent by the insurance carrier prior to material modification of such insurance coverage.  Any material modification of any insurance policy or coverage, including without limitation any decrease in the amount of coverage, must be approved by Agent in writing prior to the effective date of such modification, provided that, Agent’s prior approval shall not be required:  (a) for reductions in the amount of worker’s compensation insurance coverage related to any decrease in employees of Borrowers, (b) for any reductions in the amount of automobile insurance coverage due to any reduction in any vehicles owned by Borrowers, or (c) for any reductions in casualty loss insurance coverage related to the Disposition of any insured assets of Borrowers.

Borrowers shall deliver to Agent from time to time, as Agent or any Lender may request, a summary schedule indicating all insurance terms in force with respect to Borrowers.  Without limiting the foregoing, Borrowers shall maintain insurance coverage for all Navy Yard Equipment in amounts reasonably acceptable to Agent with such coverage to be in effect at the time the Navy Yard Equipment is delivered to Borrowers and increasing with each delivery so that such Navy Yard Equipment is always fully insured and that Agent is always named as a loss payee with a lender’s loss payee endorsement in form acceptable to Agent.

6.08  Compliance with Contractual Obligations and Laws.  Comply in all material respects with the requirements of all Contractual Obligations and Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, write, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09  Books and Records.  (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of each Borrower or such Subsidiary, as the case may be, and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over each Borrower or such Subsidiary, as the case may be.  Borrowers shall maintain at all times books and records pertaining to the Collateral in such detail, form and scope as Agent or any Lender shall reasonably require.

6.10  Inspection Rights.  Permit representatives and independent contractors of Agent (who may be accompanied by the Lenders) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of Borrowers, and at such reasonable times during normal business hours and as often as may be reasonably desired by Agent, upon reasonable advance notice to Borrowers; provided, however, that when an Event of Default exists Agent, any of Agent’s representatives or independent contractors, and Lenders may do any of the foregoing at the expense of Borrowers at any time and without advance notice.

6.11  Use of Proceeds. Use the proceeds of the Credit Extensions for general corporate purposes not in contravention of any Law or of any Loan Document and as follows:

(a)  Revolving Loans. Use the proceeds of the Revolving Loans (i) to refinance certain existing Indebtedness of Borrowers to PNC Bank, National Association and certain other lender parties under that certain Amended and Restated Credit Agreement dated September 13, 2005, and (ii) for general working capital purposes.

(b)  Fixed Asset Loan.  Use the proceeds of the Fixed Asset Loans to (i) finance the purchase and installation of bakery equipment (ovens and related equipment) at the Borrowers’ Navy Yard Project in Philadelphia County, Pennsylvania, (ii) to pay the items reflected in the Line Item Budget and Disbursement Schedule, and (iii) to repay in full certain existing Indebtedness of Borrowers to Citizens Bank under existing term loans.

(c)  Job Bank Term Loan.  Use the proceeds of the Job Bank Term Loan to finance the purchase and installation of bakery equipment (ovens and related equipment) at the Borrowers’ Navy Yard Project in Philadelphia County, Pennsylvania under the “Job Bank Program” of Citizens Bank.

6.12 Financial Covenants.
(a) Minimum EBITDA. Maintain on a consolidated basis EBITDA of at least the amount indicated for each period specified below:	(b)
Period	Minimum Amount

From the date hereof	$13,000,000
through the fiscal quarter
ending on or about 09/30/08

From the fiscal quarter	$15,000,000
ending on or about 12/31/08 through
the fiscal quarter ending on or about
09/30/09

From the fiscal quarter ending on or	$15,250,000
about 12/31/09 through the fiscal
quarter ending on or about 09/30/10

From the fiscal quarter ending on or	$21,000,000
about 12/31/10 through the fiscal
quarter ending on or about 09/30/11

For the fiscal quarter ending on or	$25,000,000
about 12/31/11 and for all fiscal quarter
thereafter

The amount will be calculated at the end of each fiscal quarter using the results of the twelve-month period then ended.

(b)  Minimum Fixed Charge Ratio.  Maintain on a consolidated basis a Fixed Charge Ratio of at least 1.2 to 1.0 at all times.  This ratio will be calculated at the end of each fiscal quarter using the results of the twelve-month period then ended.

(c)  Maximum Operating Leverage Ratio.  Maintain on a consolidated basis an Operating Leverage Ratio not exceeding the ratios indicated for each period specified below:

Period	Maximum Ratio
From the date hereof	3.75 to 1.0
through 12/29/07
From 12/30/07	4.25 to 1.0
through 12/27/08
From 12/28/08	6.0 to 1.0
through 12/26/09
From 12/27/09	4.75 to 1.0
through 12/25/10
From 12/26/11	3.75 to 1.0
and thereafter

This ratio will be calculated at the end of each fiscal quarter using the results of the twelve-month period then ended.

(d)  Liquidity Ratio.  Maintain on a consolidated basis a Liquidity Ratio of at least 1.2 to 1.0 as of the end of each fiscal quarter.

(e)  Capital Expenditures.  Not permit its Capital Expenditures (excluding items included in the Line Item Budget and Disbursement Schedule) to exceed the amounts indicated for each period specified below:

Period	Maximum Amount
From 1/1/07	$6,250,000
through 12/29/07
From 12/30/07	$6,250,000
through 12/27/08
From 12/28/08	$6,500,000
through 12/26/09
From 12/27/09	$6,750,000
through 12/25/10
From 12/26/10	$7,000,000
through 12/31/11

Any unused amounts in any one year may not be carried over to subsequent years, provided that, if Borrowers have entered into a binding commitment for a Capital Expenditure in one fiscal year, but the asset being acquired is not delivered to and paid for by Borrowers until the first quarter of the following fiscal year, such Capital Expenditure shall be deemed to have been in the fiscal year of the binding commitment for purpose of calculating compliance with this covenant.

6.13  Guarantor.  Notify Agent at the time that any Person becomes a Subsidiary, and promptly thereafter (and in any event within thirty (30) days), if Agent requires, cause such Person to (a) become a borrower or guarantor by executing and delivering to Agent a joinder to this Agreement or such other document as Agent shall deem appropriate for such purpose, and (b) deliver to Agent documents of the types referred to in clauses (iv) and (v) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to Agent, but which shall not be broader in scope than those required from Borrowers under this Agreement.

6.14  Collateral Records.  Execute and deliver promptly to Agent, from time to time, solely for Agent's convenience in maintaining a record of the Collateral, such written statements and schedules as Agent may reasonably require designating, identifying or describing the Collateral.  The failure by any Borrower, however, to promptly give Agent such statements or schedules shall not affect, diminish, modify or otherwise limit the Liens on the Collateral granted pursuant to the Collateral Documents.

6.15  Security Interests.  (a) Defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein, (b) comply with the requirements of all state and federal laws in order to grant to Agent and Lenders valid and perfected first priority security interests in the Collateral, with perfection, in the case of any investment property, deposit account or letter of credit, being effected by giving Agent control of such investment property or deposit account or letter of credit, rather than by the filing of a financing statement in the form required under the Uniform Commercial Code (“UCC”) with respect to such investment property, and (c) do whatever Agent may reasonably request, from time to time, to effect the purposes of this Agreement and the other Loan Documents, including filing notices of liens, UCC financing statements, fixture filings and amendments, renewals and continuations thereof; cooperating with Agent's representatives; keeping stock records; obtaining waivers from landlords and mortgagees and from warehousemen and their landlords and mortgagees; and, paying claims which might, if unpaid, become a Lien on the Collateral.  Agent is hereby authorized by Borrowers to file any UCC financing statements covering the Collateral.

6.16  ERISA Matters.  (a) Cause all Plans to remain in full force and effect, unless such Plans can be terminated without having a Material Adverse Effect, (b) make contributions to all of such Plans in a timely manner and in a sufficient amount in order to comply with all requirements of ERISA, (c) comply with all requirements of ERISA which relate to such Plans so as to preclude the occurrence of: (i) an ERISA Event having a Material Adverse Effect, (ii) a material “accumulated funding deficiency” (as defined in ERISA) for a plan year beginning before January 1, 2008, or (iii) a material failure to make a “minimum required contribution” (as defined in Section 430 of the Code) for a plan year beginning after December 31, 2007, and (d) make contributions to all such Plans in sufficient amount so that Borrowers’ Unfunded Pension Liability will never exceed $20,000,000.

6.17  Bank Accounts.  (a) Maintain their primary deposit account and main disbursement accounts with Agent, unless otherwise agreed by Agent in writing, and (b) notify Agent in writing and on a continuing basis of all deposit accounts maintained with other depository institutions.

6.18  Purposely Omitted.

6.19  Affiliate Indebtedness.  Cause all Indebtedness owed by any Borrower to Affiliates of such Borrower to be subordinated in all respects to the Obligations on terms acceptable to Agent.

6.20  Additional Documents and Future Actions.  Take such actions and provide Agent with such additional documents, agreements, instruments or other items and information as Agent may reasonably deem necessary or advisable to perfect, protect and maintain or enforce any of its Liens against the assets of Borrowers, or to carry out the terms of the Loan Documents.

6.21  Hedging Contracts.  On or before December 5, 2007, Borrowers shall enter into and thereafter at all times shall maintain one or more Hedging Contracts with Agent or another Lender which shall hedge the interest costs to Borrowers on at least 50% of the total Fixed Asset Loan Commitments.  Each such Hedging Contract (a) shall provide for interest rate protection for a period through September 6, 2012, (b) must be satisfactory to Agent or such other Lender in all respects, and (c) shall conform with current International Swaps and Derivatives Association Standards.

6.22  PIDC Financing.  Comply in all material respects with all of their obligations with respect to the PIDC Financing and all documents executed in connection therewith, deliver to Agent copies of all material notices received by Borrowers in connection with the PIDC Financing within five (5) Business Days after Borrowers’ receipt thereof, and deliver to Agent copies of all material notices sent by Borrowers in connection with the PIDC Financing simultaneously with the sending of such notices to PIDC.

6.23  MELF Financing.  Comply in all material respects with all of their obligations with respect to the MELF Financing and all documents executed in connection therewith, deliver to Agent copies of all material notices received by Borrowers in connection with the MELF Financing within five (5) Business Days after Borrowers’ receipt thereof, and deliver to Agent copies of all material notices sent by Borrowers in connection with the MELF Financing simultaneously with the sending of such notices to MELF.

6.24  RACP Grant.  Promptly notifying Agent in writing in the event that the City Council for the City of Philadelphia does not give any approval required to obtain the RACP grant (or equivalent alternative funding) as described in Section 30(e)(ii) of the Navy Yard Lease prior to December 31, 2007, which notice shall include Borrowers’ certification of the manner in which they will cover their one-half share ($2,000,000) contribution to the extent such grant funds are not available as a result of the failure of the City Council to give its required approval.

ARTICLE VII  NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Borrowers shall not, nor shall they permit any Subsidiary to, directly or indirectly:

7.01  Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)  Liens pursuant to any Loan Document;

(b)  Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed (except for releases thereof), (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv)  and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c)  Liens for Taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP and are reflected on such Person’s financial statements;

(d)  carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)  pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)  deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)  easements, rights-of-way, restrictions and other similar encumbrances affecting real property which (i) constitute listed exceptions on any applicable Title Policy, or (ii) otherwise, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)  Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(h) or securing appeal or other surety bonds related to such judgments; provided that, to the extent any of such Liens encumber any of the Collateral, such Liens are subordinate to the Liens in favor of Agent; and

(i)  Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition, and (iii) such Liens do not encumber any of the Navy Yard Equipment.

7.02  Investments.  Make any Investments, except:

(a)  Investments held by Borrowers or such Subsidiaries in the form of cash equivalents or short-term marketable debt securities;

(b)  advances to officers, directors and employees of Borrowers and Subsidiaries in an aggregate amount not to exceed $250,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c)  Investments of one Borrower in another Borrower;

(d)  Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss; and

(e)  Guarantees permitted by Section 7.03(c).

7.03  Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)  Indebtedness under the Loan Documents;

(b)  Indebtedness under the Improvements Agreement;

(c)  Guarantees of Borrowers or any Subsidiaries in respect of Indebtedness of Borrowers or any wholly-owned Subsidiary otherwise permitted hereunder;

(d)  Obligations (contingent or otherwise) of Borrowers or any Subsidiaries existing or arising under any Hedging Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Hedging Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e)  Indebtedness in respect of Capitalized Lease Obligations (not including any obligations that may be capitalized under the Navy Yard Lease or the Improvements Agreement), Synthetic Lease Obligations and purchase money obligations for fixed or capital assets (other than the Fixed Asset Loans) within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $6,000,000;

(f)  the PIDC Financing as described on Schedule 5.24;

(g)  the MELF Financing as described on Schedule 5.25;

(h)  Indebtedness in respect of new loans extended by one or more Lenders to Borrowers with the consent of Agent up to an aggregate outstanding amount not to exceed $5,000,000 at any time; and

(i)  Indebtedness owed by a Borrower or its Subsidiaries to another Borrower or its Subsidiaries, provided that, such Indebtedness is subordinated to the Obligations on terms acceptable to Agent.

7.04  Acquisitions.  Acquire (which term shall include acquisition by way of merger or consolidation) legal or beneficial ownership of any Equity Interests in Person, or acquire any substantial amount of or assets or property of any Person, at any time prior to the Conversion Date.  After the Conversion Date, such acquisitions may be completed by Borrowers; provided that all of the following conditions are satisfied:

(a)  at the time that any definitive agreement is entered into with respect to such acquisition and at the time of the closing of such acquisition no Default or Event of Default shall exist or would exist if such acquisition were completed (assuming for purposes of the financial covenants set forth in Section 6.12 that pro forma adjustments are made to the financial statements of the Borrowers and their Subsidiaries reflecting such acquisition);

(b)  as of the end of each of the four (4) most recently ended fiscal quarters of Borrowers, Borrowers shall have maintained on a consolidated basis an Operating Leverage Ratio of not more than 2.5 to 1.0 for each of the twelve-month periods then ended;

(c)  the aggregate consideration paid by Borrowers with respect to such acquisitions (including all earnouts, payment under non-compete arrangements, other contingent or related payments and all assumed Indebtedness) shall not exceed $10,000,000 for any one acquisition or $30,000,000 for all acquisitions (including the proposed acquisition);

(d)  the acquired entity shall become a “Borrower” hereunder or a guarantor of the Obligations, as Agent may require;

(e)  all assets acquired shall become subject to a first priority, perfected Lien in favor of Agent to secure the Obligations;

(f)  Agent shall have received and approved a copy of any definitive acquisition agreement together with such due diligence materials as Agent may request related thereto; and

(g)  the acquisition shall only be of a line of business substantially similar to the business currently engaged in by the Borrowers.

In addition to the foregoing, Borrowers may, at any time and from time to time before and after the Conversion Date:  (i) acquire existing distribution routes for Borrowers’ products from Persons owning such routes in the ordinary course of Borrowers’ business (A) in connection with any default by the Persons owning such routes under the financing extended by Borrowers to such Persons, or (B) as Borrowers may determine is necessary to maintain the benefit of such distribution routes to Borrowers, and (ii) acquire new distribution routes as part of Borrowers’ reasonable business plans, and may thereafter sell such newly acquired distribution routes if Borrowers decide to no longer distribute products in such areas.  At the end of each fiscal year of Borrowers, an amount equal to the aggregate consideration paid by Borrowers in such fiscal year with respect to such new distribution routes acquired as permitted under Subsection (ii) (including all payments under non-compete agreements, other contingent or related payments and all assumed Indebtedness), minus the aggregate consideration received by Borrowers in such fiscal year with respect to any of such new distribution routes sold as permitted under Subsection (ii) (including all payments under non-compete agreements, other contingent or related payments and all assumed Indebtedness) shall be deemed to be a Capital Expenditure for purposes of the covenant set forth in Section 6.12(e).  If the calculation described in the preceding sentence results in a negative number, that shall not result in an increase in the cap on Capital Expenditures set forth in Section 6.12(e).  Notwithstanding the foregoing, no new distribution routes may be acquired by Borrowers, if a Default or Event of Default shall then exist.

7.05  Guarantees.  Borrowers shall not, directly or indirectly, Guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the Indebtedness, performance, obligations or dividends of any Person other than Indebtedness of Borrowers otherwise permitted under Section 7.03 and the existing Guarantees as set forth on Schedule 7.05 attached hereto.

7.06  Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or any substantial portion of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default exists or would result therefrom:

(a)  any Subsidiary may merge with (i) the Company, provided that the Company shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person; and

(b)  any Subsidiary may Dispose of all or substantially all any substantial portion of its assets (upon voluntary liquidation or otherwise) to the Company or to another Subsidiary; provided that if the transferor in such a transaction is a wholly-owned Subsidiary, then the transferee must either be the Company or a wholly-owned Subsidiary and no Default or Event of Default shall have occurred or be continuing or result from such transaction.

7.07  Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except :

(a)  Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)  Dispositions of inventory in the ordinary course of business;

(c)  Dispositions of equipment or real property to the extent that the proceeds of such Disposition are applied as required under Section 2.10;

(d)  Dispositions of property by one Borrower to another Borrower or by any Subsidiary to a Borrower; and

(e)  Dispositions of distribution routes permitted under the last paragraph of Section 7.04;

provided, however, that any Disposition pursuant to clauses (a) through (c) and (e) shall be for fair market value, and such Dispositions pursuant to clauses (a), (c) and (d) may only be made if at the time of such Disposition no Default or Event of Default shall exist.

7.08  Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests, provided that:  (a) the Company may pay cash dividends to its shareholders in an aggregate amount not to exceed $1,800,000 in any one fiscal year so long as no Default or Event of Default shall exist or would exist if such cash dividends were paid; (b) other Borrowers may make Restricted Payments to the Company; (c) after the Conversion Date, the Company may pay cash dividends to its shareholders in amounts in excess of $1,800,000 in any one fiscal year so long as Borrowers’ Operating Leverage Ratio determined on a consolidated basis for the twelve-month period calculated as of the most recent fiscal quarter end prior to the date such cash dividend is paid is less than 2.5 to 1.0 and so long as no Default or Event of Default shall exist or would exist if such cash dividends were paid; (d) Borrowers may issue or sell Equity Interests as long as the Net Cash Proceeds thereof are paid to Agent to be applied as set forth in Section 2.10(b); and (e) after the Conversion Date, the Company may repurchase shares of its stock from its shareholders so long as Borrowers’ Operating Leverage Ratio determined on a consolidated basis for the twelve-month period calculated as of the most recent fiscal quarter and prior to the date such repurchase is completed is less than 2.5 to 1.0 and so long no Defaults or Events of Default shall exist or would exist if such repurchases were made.

7.09  Change in Nature of Business.  Engage in any line of business materially different from those lines of business conducted by Borrowers and their Subsidiaries on the date hereof or any business substantially related or incidental thereto or discontinue any line of business currently conducted by Borrowers.

7.10  Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of Borrowers, whether or not in the ordinary course of business, other than (a) on fair and reasonable terms substantially as favorable to Borrowers or such Subsidiary as would be obtainable by Borrowers or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, and (b) intercompany loans among Borrowers in the ordinary course of and pursuant to the reasonable requirements of Borrowers’ business.

7.11  Burdensome Agreements.  Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to Borrowers or to otherwise transfer property to Borrowers, (ii) of any Subsidiary to Guarantee the Indebtedness of Borrowers or (iii) of Borrowers or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.12  Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.13  Patriot Act, Etc.  (a) Permit any Person who is a “blocked person” as described in the Trading With The Enemy Act, the Foreign Asset Control Regulations, the Patriot Act or any enabling legislation or executive order relating thereto or any list maintained by any applicable Governmental Authority, to own a controlling interest in or to otherwise control any Borrower or any Subsidiary of any Borrower, or (b) use or permit the use of any Loan proceeds to violate any of the foregoing laws, regulations or executive orders.

7.14  Fiscal Year.  Change the fiscal year of Borrowers so that it ends on a day other than the last Saturday of December.

7.15  Tax Returns.  File or consent to the filing of any consolidated tax returns with any Person other than another Borrower.

7.16  Name Change; State of Organization.  Change the name of any Borrower or change the state of organization of any Borrower, except upon thirty (30) days prior written notice to Agent and delivery to Agent of any items required by Agent to protect Agent’s Lien in the Collateral pursuant to Section 6.15.

7.17  Location of Collateral.  Except for the relocation of equipment and machinery from between the premises then encumbered by the Mortgages, change the location of any Collateral.

7.18  PIDC Financing.  Default in any material respect in the performance of their obligations under the PIDC Financing and all documents collateral thereto, permit any default by any other Person under the PIDC Financing and all documents collateral thereto, waive any obligations of any other Person under the PIDC Financing and all documents collateral thereto, or make any amendment to the PIDC Financing or any documents collateral thereto (without the consent of Agent as may be required under the Intercreditor and Collateral Sharing Agreement).

7.19  MELF Financing.  Default in any material respect in the performance of their obligations under the MELF Financing and all documents collateral thereto, permit any default by any other Person under the MELF Financing and all documents collateral thereto, waive any obligations of any other Person under the MELF Financing and all documents collateral thereto, or make any amendment to the MELF Financing or any documents collateral thereto (without the consent of Agent as may be required under the Intercreditor and Collateral Sharing Agreement).

ARTICLE VIII  NAVY YARD PROJECT.

Borrowers hereby represent and warrant to and covenant with Agent and Lenders as follows:

8.01  Navy Yard Equipment.  Attached hereto as Schedule 8.01 is a complete list of all machinery and equipment by item or type to be purchased by Borrowers and installed on the Navy Yard Property as part of the Navy Yard Project.

8.02  Line Item Budget and Disbursement Schedule.  Attached hereto as Schedule8.02 is a Line Item Budget and Disbursement Schedule setting forth the estimated cost of each item of the Navy Yard Equipment and the estimated cost and expense to Borrowers for other matters related to the Navy Yard Project to be financed by the proceeds of the Fixed Asset Loans, the Job Bank Term Loan, the PIDC Financing, the MELF Financing and any grant proceeds received by Borrowers.  The Line Item Budget and Disbursement Schedule also specifies which items are to be funded from the financing sources described above, which items are to be funded from other sources, and the estimated timetable for disbursement of such proceeds.  Borrowers agree to draw down and disburse the proceeds of the Fixed Asset Loans, the Job Bank Term Loan, the PIDC Financing, the MELF Financing and any grant proceeds received by Borrowers in substantial compliance with the time periods set forth on Schedule 8.02.

The Line Item Budget and Disbursement Schedule shall constitute the budget based upon which Advances under the Job Bank Term Loan, the PIDC Financing, the MELF Financing and the Fixed Asset Loans shall be made for each of the applicable line items.  The line item of $5,000,000 for contingencies shall only be disbursed with the prior approval of Agent.  The Line Item Budget and Disbursement Schedule is accurate and complete and is based on Borrowers’ best estimate of the cost and expense for the Completion of the Navy Yard Project.  If Borrowers determine that the Line Item Budget and Disbursement Schedule needs to be revised for any reason, including construction, shipping or installation delays and including the finalization of the terms and conditions of all purchase orders for the Navy Yard Equipment, Borrowers shall immediately notify Agent of the requested change.  No change to the Line Item Budget and Disbursement Schedule shall be effective without the prior written consent of Agent, provided that, to the extent there are cost savings with respect to any one line item, Borrowers may reallocate such savings to another line item upon notice to Agent and delivery to Agent of a revised Line Item Budget and Disbursement Schedule and without the requirement for Agent’s consent to such reallocation.

8.03  Project Schedule.  Schedule 8.03 attached hereto sets forth the anticipated timing for completion of the Navy Yard Project.  Borrowers agree to complete the stages of the Navy Yard Project in compliance with the timing and deadlines set forth in such Schedule.

8.04  Payment of Navy Yard Project Costs.  All costs and expenses owed by Borrowers in connection with the Navy Yard Project, including without limitation, the purchase and installation of all Navy Yard Equipment shall be paid when due.

8.05  Purchase Orders. Borrowers have delivered to Agent copies of all purchase orders entered into as of the date of this Agreement for the purchase of Navy Yard Equipment.  Borrowers shall deliver to Agent copies of all purchase orders entered into after the date of this Agreement for the purchase of Navy Yard Equipment, promptly after such purchase orders are entered into.  All purchase orders for all of the Navy Yard Equipment shall have been received by Agent on or before December 29, 2007.  To the extent that any purchase orders entered into by Borrowers after the date of this Agreement would necessitate a change to the Line Item Budget and Disbursement Schedule, Borrowers shall comply with the provisions of Section 8.02 regarding notice to and consent of Agent.  Borrowers shall not, without the prior written consent of Agent: (a) default in any material respect in the performance of their obligations under such purchase orders, (b) permit any material default by any other Person under such purchase orders, (c) cancel or modify any of such purchase orders with respect to which any proceeds of the Fixed Asset Loans, the Job Bank Term Loan, the PIDC Financing or the MELF Financing have been used to pay any sums due thereunder, if the result would be to increase the costs to Borrowers for the work or equipment covered by such purchase orders so that the costs for such work or equipment would be in excess of the amount set forth for such work or equipment on the Line Item Budget; or (d) waive any obligations of any other Person under such purchase orders, without the prior written consent of Agent.

8.06  Permits.  All licenses, permits, approvals  and certificates required by or from all applicable Governmental Authorities for the Navy Yard Project and the use thereof are listed on Schedule 8.06 attached hereto.  Schedule 8.06 also sets forth which items have already been obtained and the deadlines for obtaining those items that remain outstanding.  Borrowers agree that all such items have been obtained or will be obtained by the deadlines set forth on Schedule 8.06.  Schedule 8.06 also sets forth all material conditions and requirements to be complied with by Borrowers in order to obtain such items.  Borrowers know of no reason why such conditions and requirements would not be complied with in the ordinary course and such items obtained by Borrowers by the deadlines set forth on Schedule 8.06.

8.07  Zoning and Land Use.  The Navy Yard Property is zoned “G-2” under which the use contemplated by Borrowers for the Navy Yard Property, i.e. industrial baking and commercial food preparation facility, including related office, warehouse, distribution, manufacturing, mechanical and shipping uses, together with an integrated visitor’s center, gift shop, media rooms and promotional facilities is a legal and permitted use.

8.08  Economic Opportunity Zone.  The Navy Yard Property is located within a “Keystone Opportunity Improvement Zone” and Borrowers agree to comply with the requirements governing the use and occupancy of property located within a “Keystone Opportunity Improvement Zone” under applicable provisions of Pennsylvania law during the term of the Navy Yard Lease, including, without limitation, the timely filing of all items required with the applicable Governmental Authorities.

8.09  Fees Payable to Borrowers.  The Line Item Budget and Disbursement Schedule does not include, directly or indirectly, any fee to Borrowers or any payments to cover overhead costs and expenses of Borrowers.

8.10  Right of Agent to Inspect Navy Yard Property.  Borrower shall permit representatives and independent contractors of Agent (who may be accompanied by the Lenders) and the Inspector at any reasonable time and from time to time to enter upon the Navy Yard Property and to inspect the Navy Yard Property, the status of the Landlord’s Work, the status of the Navy Yard Project and all materials to be used in the construction thereof and to cooperate and cause all contractors to cooperate with them during such inspections (including making available to them working copies of all plans and specifications together with all related supplementary materials); provided that this provision shall not be deemed to impose upon Agent or Lenders any obligation to undertake such inspections.

8.11  Sign Regarding Financing.  If permitted by Landlord, the signage on the Navy Yard Property shall indicate that Agent is the lead lender providing financing for the Navy Yard Project.

8.12  Notification of Disputes.  Borrowers shall advise Agent promptly in writing of any material disputes with Landlord, any vendor of Navy Yard Equipment or any other Person providing material services related to the Navy Yard Project.

8.13  Completion of the Navy Yard Project.  Upon completion of the installation of the Navy Yard Equipment and the commencement of operation of the equipment lines at the Navy Yard Property, Borrowers shall deliver to Agent a Certificate of Completion in the form attached hereto as Exhibit K signed by Borrowers and the Inspector together with evidence that the Navy Yard Equipment and the other assets of Borrowers located on the Navy Yard Property are covered for the full replacement value by insurance coverage acceptable to Agent and that Agent is named as an insured mortgagee, lender loss payee and additional insured thereunder.

8.14  Inspector.  An engineering firm acceptable to Agent (the “Inspector”) shall be retained by Agent at Borrowers’ expense for the purpose of performing certain reviews as Agent may require, performing inspections as the Navy Yard Project progresses and certifying matters as requested by Agent in connection with each Request for Credit Extension under the Job Bank Term Loan or the Fixed Asset Loan and covering such other matters as Agent may require.  Any such inspections shall be for the Agent’s and Lenders’ sole benefit and will not be relied upon by Borrowers.  The services performed by the Inspector shall also include, but are not limited to, the review of the plans and specifications, contracts, and other documents  relating to the Navy Yard Project and all proposed changes to the Navy Yard Project, inspection of the Navy Yard Project for conformity with the approved plans and specifications and approval of Requests for Credit Extensions.  Borrowers agree to pay all costs and expenses of the Inspector.

8.15  Navy Yard Lease.

(a)  Borrowers have delivered to Agent true and complete copies of the Navy Yard Lease (with all exhibits and schedules), the Improvements Agreement, the Indemnity Agreements and the Completion Guaranty.  Such agreements represent the entire agreement between the parties thereto and there are no collateral or oral agreements, representations, warranties, conditions, promises or understandings between the Landlord and the Company with respect to the Navy Yard Project.

(b)  The Navy Yard Lease, the Improvements Agreement, the Indemnity Agreements and the Completion Guaranty are in full force and effect and have not been amended or modified and there are no outstanding defaults thereunder.

(c)  The Company shall not (i) default in its obligations under the Navy Yard Lease, the Improvements Agreement, or the Indemnity Agreements, (ii) permit any default by any other Person under the Navy Yard Lease, the Improvements Agreement, the Indemnity Agreements or the Completion Guaranty, (iii) waive any obligations of any other Person under the Navy Yard Lease, the Improvements Agreement, the Indemnity Agreements or the Completion Guaranty, or (iv) cancel, terminate or amend the Navy Yard Lease, the Improvements Agreement, the Indemnity Agreements or the Completion Guaranty, without the prior written consent of Agent.

(d)  The Company shall deliver to Agent (i) copies of all notices of default and all other material notices received by the Company with respect to the Navy Yard Lease, the Improvements Agreement, the Indemnity Agreements and the Completion Guaranty within five (5) days after the Company’s receipt thereof, and (iii) copies of all notices of default and all other material notices sent by the Company with respect to the Navy Yard Lease, the Improvements Agreement, the Indemnity Agreements and the Completion Guaranty simultaneously with the sending with such notices by the Company.

(e)  The Company shall cause the Landlord’s Work to be constructed in accordance with the terms of the Navy Yard Lease.  Schedule 8.15 attached hereto sets forth the anticipated timing and deadlines for the commencement and completion of the various stages of the Landlord’s Work.  The Company shall cause the Landlord to commence and complete the various stages of the Landlord’s Work in compliance with the timing and deadlines set forth in such Schedule.

(f)  Landlord has either waived or received commitments for financings described under Sections 29(e) and 30(e) of the Navy Yard Lease, except for the approval of City Council as set forth in Section 30(e)(ii) of the Navy Yard Lease.

(g)  All of the lease contingencies described in Section 30 of the Navy Yard Lease have been satisfied and neither the Landlord nor the Company has exercised any right to terminate the Navy Yard Lease.

(h)  The Company shall not exercise any expansion right under Section 32 of the Navy Yard Lease without the prior written consent of the Agent.

(i)  The Company shall not exercise any right to purchase the Navy Yard Property under Section 33 of the Navy Yard Lease, without the prior written consent of the Agent.

(j)  The Base Building Schematic Documents (as defined in the Navy Yard Lease) have been completed and have been approved, accepted and/or executed, as applicable, by all applicable Persons.

(k)  The Company shall comply with and shall cause the Landlord to comply with all of the provisions and deadlines set forth in Exhibits “D”, “E-1” and “E-2” to the Navy Yard Lease.  The Company will provide Agent and the Inspector with copies of items received by the Company or to be submitted by the Company as detailed on such Exhibits “D”, “E-1” and “E-2” and shall provide the Agent and the Inspector with a reasonable period of time in which to review and comment on such items before they are finalized.

(l)  The Company shall not take any action or fail to take any action which would materially delay completion of the Landlord’s Work or increase the cost to the Company related thereto by more than $1,000,000 in the aggregate, without the prior written consent of Agent.

(m)  The Company shall keep the Agent fully informed as to the status and progress of the Landlord’s Work.  In this regard, the Company shall:

(i)  deliver to Agent a monthly summary report in form and content reasonably acceptable to Agent regarding the status of the Landlord’s Work;

(ii)  deliver to Agent copies of all change orders requested with respect to the Landlord’s Work; and

(iii)  conduct regular status meetings with Landlord and the Project Engineer (as necessary) during the construction phase of the Landlord’s Work, notify Agent and the Inspector in advance of such regular meetings and permit Agent and the Inspector, at Agent’s option, to attend such meetings.

(n)  The Company shall permit and cause the Landlord to permit the Inspector to enter upon the Navy Yard Property  from time to time to inspect the progress of the Landlord’s Work, at Borrowers’ cost and expense.  Such inspection shall occur on a periodic basis as reasonably required by Agent after the construction portion of the Landlord’s Work commences.  The Company shall cooperate and shall cause the Landlord to cooperate with the Inspector in connection with such on-site visits.

(o)  The Company shall not consent to or make any alterations otherwise permitted under Section 12 of the Navy Yard Lease without the prior written consent of Agent.

ARTICLE IX  EVENTS OF DEFAULT AND REMEDIES

9.01  Events of Default.  Any of the following shall constitute an Event of Default:

(a)  Non-Payment.  Borrowers fail to pay (i) within two (2) days after the same become due, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)  Specific Covenants.  Borrowers fail to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.07, 6.10, 6.11 or 6.12 or Article VII or Article VIII; or

(c)  Other Defaults.  Any Borrower fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d)  Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)  Cross-Default.  (i) Borrowers or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Hedging Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Hedging Contract an Early Termination Date (as defined in such Hedging Contract) resulting from (A) any event of default under such Hedging Contract as to which Borrowers or any Subsidiary is the Defaulting Party (as defined in such Hedging Contract) or (B) any Termination Event (as so defined) under such Hedging Contract as to which Borrowers or any Subsidiary is an Affected Party (as so defined) and, in either event, the Hedging Termination Value owed by Borrowers or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)  Insolvency Proceedings, Etc.  Any Borrower or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)  Inability to Pay Debts; Attachment.  (i) Borrowers or any Subsidiary become unable or admit in writing their inability or fail generally to pay their debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)  Judgments.  There is entered against Borrowers or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 20 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)  ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrowers under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $2,000,000, or (ii) Borrowers or any ERISA Affiliate fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)  Invalidity of Loan Documents.  Any Loan Document  or any provision thereof, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Borrower contests in any manner the validity or enforceability of any Loan Document or any provision thereof; or any Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document or any provision thereof; or

(k)  Change of Control.  There occurs any Change of Control with respect to Borrowers; or

(l)  Material Adverse Effect.  There occurs any event or circumstance that has a Material Adverse Effect; or

(m)  Criminal Activity.  Any Borrower shall be criminally indicted or convicted under any law that could reasonably be expected to lead to a forfeiture of any property or assets of such Borrower; or

(n)  Navy Yard Project.  Any of the stages of the Navy Yard Project or any stages of the Landlord’s Work are behind the scheduled completion deadlines set forth on Schedule 8.03 and on Exhibits “D”, “E-1” and “E-2” to the Navy Yard Lease by more than thirty (30) days; or

(o)  Conversion of Fixed Asset Loans.  The failure of the Borrowers to satisfy all of the conditions for the conversion of the Fixed Asset Loans into Mortgage Components, Equipment Components and IP Components on or before the Completion Date; or

(p)  Navy Yard Lease, the Improvements Agreement or the Indemnity Agreements.  Any event of default shall occur under the Navy Yard Lease, the Improvements Agreement or the Indemnity Agreements which is not cured or waived within the applicable grace periods set forth in the Navy Yard Lease, the Improvements Agreement or the Indemnity Agreements, if any; or

(q)  PIDC Financing.  Any material default shall occur under the PIDC Financing or the documents collateral thereto, or

(r)  MELF Financing.  Any material default shall occur under the MELF Financing or the documents collateral thereto; or

(s)  Landlord’s Work.  Agent determines in good faith that the progress of the Landlord’s Work is sufficiently delayed so that it is unlikely that the Navy Yard Project would be completed by the Completion Date; or

(t)  Lessor’s Agreement.  Any material default shall occur under the Lessor’s Agreement.

9.02  Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)  declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)  declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrowers;

(c)  require that Borrowers Cash Collateralize the L/C Obligations (in an amount equal to 102% of the then Outstanding Amount thereof); and

(d)  exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents, at law or in equity;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to each Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of each Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of Agent or any Lender.

9.03  Application of Funds.  After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by Agent in accordance with the terms and conditions of the Intercreditor and Collateral Sharing Agreement.

9.04  Discharge of Liens.  Agent, in its sole discretion, shall have the right at any time, and from time to time, if Borrowers fail to do so, to pay sums necessary to discharge Liens (including without limitation tax Liens and Liens with respect to ERISA obligations), at any time levied or placed on any of the Collateral, other than permitted Liens under Section 7.01.  All sums paid by Agent to discharge such Liens shall be deemed to be an advance as a Prime Rate Working Capital Revolver Loan hereunder, shall be added to the Obligations, and shall bear interest at the highest rate applied to the Prime Rate Working Capital Revolver Loans, until repaid.  Such payments made by Agent shall not be construed as a waiver of an Event of Default under this Agreement.

ARTICLE X  ADMINISTRATIVE AGENT

10.01  Appointment and Authorization of Administrative Agent.Each of the Lenders and the L/C issuer hereby irrevocably appoints Citizens Bank to act on its behalf as Administrative Agent hereunder and under the other Loan Documents  and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of Agent, the Lenders and the L/C Issuer, and neither the Borrowers nor any other Person shall have rights as a third party beneficiary of any of such provisions.

10.02  Rights as a Lender.  The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not Agent hereunder and without any duty to account therefor to  Lenders.

10.03  Exculpatory Provisions.  Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, Agent:

(a)  shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)  shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c)  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity.

Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.02 and 11.01) or (ii) in the absence of its own gross negligence or willful misconduct.  Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to Agent by Borrowers, a Lender or the L/C Issuer.  Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (E) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.

10.04  Reliance by Administrative Agent.Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  Agent may consult with legal counsel (who may be counsel for Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05  Delegation of Duties.  Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Agent.  Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

10.06  Resignation of Agent.  Agent may at any time give notice of its resignation to Lenders, the L/C Issuer and Borrowers.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring  Agent may on behalf of Lenders and the L/C Issuer, appoint a successor Agent meeting the qualifications set forth above; provided that if Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring  Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor.  After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Citizens Bank as Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender.  Upon the acceptance of a successor’s appointment as Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender and shall assume all obligations of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

10.07  Non-Reliance on Agent and Other Lenders.  Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08  No Other Duties, Etc.  Anything herein to the contrary notwithstanding, no Lender holding a title listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Agent, a Lender or the L/C Issuer hereunder.

10.09  Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower, Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, the L/C Issuer and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, the L/C Issuer and Agent and their respective agents and counsel and all other amounts due Lenders, the L/C Issuer and Agent under Sections 2.03(i) and (j), 2.15 and 11.04) allowed in such judicial proceeding; and

(b)  to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to Lenders and  the L/C Issuer, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Sections 2.15 and 11.04.  Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.

10.10  Collateral Matters.

(a)  Each Lender and the L/C Issuer hereby irrevocably authorizes and directs Agent to enter into the Collateral Documents for the benefit of such Lender and the L/C Issuer.  Each Lender and the L/C Issuer hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth in Section 11.01, any action taken by the Required Lenders, in accordance with the provisions of this Agreement or the Collateral Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders and the L/C Issuer.  Agent is hereby authorized (but not obligated) on behalf of all of Lenders and the L/C Issuer, without the necessity of any notice to or further consent from any Lender or the L/C Issuer from time to time prior to, an Event of Default, to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Collateral Documents.

(b)  Each Lender and the L/C issuer hereby irrevocably authorize Agent, at its option and in its discretion,

(i)  to release any Lien on any property granted to or held by Agent under any Loan Document (A) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (C) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders, or (D) in connection with any foreclosure sale or other disposition of Collateral after the occurrence of an Event of Default; and

(ii)  to subordinate any Lien on any property granted to or held by Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement or any other Loan Document.

Upon request by Agent at any time, each Lender and the L/C Issuer will confirm in writing Agent's authority to release or subordinate its interest in particular types or items of Collateral pursuant to this Section 10.10.

(c)  Subject to (b) above, Agent shall (and is hereby irrevocably authorized by each Lender and the L/C Issuer, to) execute such documents as may be necessary to evidence the release or subordination of the Liens granted to Agent for the benefit of Agent and Lenders and the L/C Issuer herein or pursuant hereto upon the applicable Collateral; provided that (i) Agent shall not be required to execute any such document on terms which, in Agent's opinion, would expose Agent to or create any liability or entail any consequence other than the release or subordination of such Liens without recourse or warranty and (ii) such release or subordination shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Borrower in respect of) all interests retained by any Borrower, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral.  In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, Agent shall be authorized to deduct all expenses reasonably incurred by Agent from the proceeds of any such sale, transfer or foreclosure.

(d)  Agent shall have no obligation whatsoever to any Lender, the L/C Issuer or any other Person to assure that the Collateral exists or is owned by any Borrower or is cared for, protected or insured or that the Liens granted to Agent herein or in any of the Collateral Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Agent in this Section 10.10 or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, given Agent's own interest in the Collateral as one of  Lenders and that Agent shall have no duty or liability whatsoever to Lenders or the L/C Issuer.

(e)  Each Lender and the L/C Issuer hereby appoints each other Lender as agent for the purpose of perfecting  Lenders’ and the L/C Issuer’s security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession.  Should any Lender or the L/C Issuer (other than Agent) obtain possession of any such Collateral, such Lender or the L/C Issuer shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or in accordance with Agent’s instructions.

ARTICLE XI  MISCELLANEOUS

11.01  Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the applicable Borrower, as the case may be, and acknowledged by Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)  extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender;

(b)  postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c)  reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of Borrowers to pay interest or L/C Fees at the Default Rate or (ii) to amend any Financial Covenant (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(d)  except as set forth in Section 10.10(b), release any Collateral or guarantor;

(e)  change Section 2.13 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or

change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of eachLender;

and, providedfurther, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it, (ii) no amendment, waiver or consent shall, unless in writing and signed by Swing Line Lender in addition to the Lenders required above, affect the rights or duties of Swing Line Lender under this Agreement, (iii) no amendment, waiver or consent shall, unless in writing and signed by Agent in addition to the Lenders required above, affect the rights or duties of Agent under this Agreement or any other Loan Document; (iv) the Agent Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and (v) the provisions related to the Job Bank Term Loan may be amended or waived by Citizens Bank, as the lender thereunder, without the consent or approval of any other Lender.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

11.02  Notices; Effectiveness; Electronic Communications.

(a)  NoticesGenerally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)  if to Borrowers, Agent, the L/C Issuer or Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02 ; and

(ii)  if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)  Electronic Communications.  Notices and other communications to Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable has notified the Agent that it is incapable of receiving notices under such Article by electronic communication.  Agent or Borrowers may, in such party’s discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)  Change of Address, Etc.  Each of the Borrowers, Agent, the L/C Issuer and Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to Borrowers, Agent, the L/C Issuer and Swing Line Lender.

(d)  Reliance by Agent, L/C Issuer and Lenders. Agent, the L/C Issuer and Lenders shall be entitled to rely and act upon any notices (including telephonic Working Capital Revolver Loan Notices, Swing Line Loan Notices and Fixed Asset Loan Notices) purportedly given by or on behalf of Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  Borrowers shall indemnify Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrowers.  All telephonic notices to and other telephonic communications with Agent may be recorded by Agent, and each of the parties hereto hereby consents to such recording.

11.03  No Waiver; Cumulative Remedies.  No failure by any Lender, the L/C Issuer or Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04  Expenses; Indemnity; Damage Waiver.

(a)  Costs and Expenses.  Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for Agent, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)  Indemnification by the Borrowers.  Borrowers shall indemnify Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii)  any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (B) result from a claim brought by any Borrower against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if such Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)  Reimbursement by Lenders.  To the extent that Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage as to all Loans in the aggregate including the Job Bank Term Loan (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for Agent (or any such sub-agent) or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.19(d).

(d)  Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)  Payments.  All amounts due under this Section shall be payable not later than twenty (20) days after demand therefor.

(f)  Survival.  The agreements in this Section shall survive the resignation of Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05  Payments Set Aside.  To the extent that any payment by or on behalf of Borrowers is made to Agent, the L/C Issuer or any Lender, or Agent, the L/C Issuer  or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, the L/C Issuer  or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender , the L/C Issuer severally agrees to pay to Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06  Successors and Assigns.

(a)  Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Agent, the L/C Issuer and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees without the consent of (but with notice to) Borrowers all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than an integral multiple of $5,000,000 unless Agent otherwise consents (such consent not to be unreasonably withheld or delayed), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swing Line Loans, (iii) any assignment of a Commitment must be approved by Agent, the L/C Issuer and Swing Line Lender (such consent not to be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee), and (iv) the parties to each assignment shall execute and deliver to Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and the Eligible Assignee, if it shall not be a Lender, shall deliver to Agent an Administrative Questionnaire.  Subject to acceptance and recording thereof by Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.03, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)  Register.  Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and Borrowers, Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by each of Borrowers and the L/C Issuer, at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from Agent a copy of the Register.

(d)  Participations.  Any Lender may at any time, without the consent of, or notice to, Borrowers sell participations to any Person (other than a natural person or Borrowers or any of Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrowers, Agent, the L/C Issuer and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant.  Subject to subsection (e) of this Section, Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.03 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.19 as though it were a Lender.

(e)  Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrowers’ prior written consent.

(f)  Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)  Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any state laws based on the Uniform Electronic Transactions Act.

(h)  Deemed Consent of Borrowers.  If the consent of Borrowers to an assignment to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in clause (i) of the proviso to the first sentence of Section 11.06(b)), Borrowers shall be deemed to have given their consent five (5) Business Days after the date notice thereof has been delivered to Borrowers by the assigning Lender (through Agent) unless such consent is expressly refused by Borrowers prior to such fifth Business Day.

(i)  Resignation as L/C Issuer or Swing Line Lender. Notwithstanding anything to the contrary contained herein, if at any time Citizens Bank assigns all of its Commitment and Loans pursuant to subsection (b) above, Citizens Bank may, (i) upon thirty (30) days’ notice to Borrowers and the Lenders, resign as L/C Issuer and/or (ii) upon thirty (30) days’ notice to Borrowers, resign as Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, Borrowers shall be entitled to appoint from among Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by Borrowers to appoint any such successor shall affect the resignation of  Citizens Bank as L/C Issuer or Swing Line Lender, as the case may be.  If Citizens Bank resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Prime Rate Working Capital Revolver Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Citizens Bank resigns as Swing Line Lender, it shall retain all the rights of Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Prime Rate Working Capital Revolver Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

11.07  Treatment of Certain Information; Confidentiality.  Each of Agent, Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, purporting to have jurisdiction over it  (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrowers and their obligations, (g) with the consent of Borrowers or (h) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than Borrowers.  For purposes of this Section, “Information” means all information received from Borrowers or any Subsidiary relating to Borrowers or any Subsidiary or any of their respective businesses, other than any such information that is available to Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by Borrowers or any Subsidiary, provided that, in the case of information received from Borrowers or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.08  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of Borrowers now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or any such Affiliate, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrowers may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify Borrowers and Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09  Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrowers.  In determining whether the interest contracted for, charged, or received by Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by and subject to applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by Agent and when Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11  Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by Agent and each Lender, regardless of any investigation made by Agent or any Lender or on their behalf and notwithstanding that Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12  Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13  Governing Law; Jurisdiction; Etc.

(a)  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT REGARD TO ITS CONFLICTS OF LAW PRINCIPLES.

(b)  SUBMISSION TO JURISDICTION.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF PENNSYLVANIA SITTING IN PHILADELPHIA COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE EASTERN DISTRICT OF PENNSYLVANIA, AND ANY APPELLATE COURT FROM ANY APPEAL THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH PENNSYLVANIA COMMONWEALTH COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION UNDER THE LAWS OF WHICH STATE SUCH BORROWER IS ORGANIZED, OR IN ANY JURISDICTION IN WHICH ANY BORROWER DOES BUSINESS OR IS QUALIFIED TO DO BUSINESS, OR HAS ASSETS OR ACCOUNT DEBTORS, OR IN A JURISDICTION WHICH AGENT, ANY LENDER OR THE L/C ISSUER IN GOOD FAITH DEEMS IT ADVISABLE IN ORDER TO REALIZE ON ANY ASSETS OF BORROWERS OR ANY COLLATERAL OR IN CONNECTION WITH ANY BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDING.

(c)  WAIVER OF VENUE.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)  SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.14  Waiver of Right to Trial by Jury.EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.15  Patriot Act Notice. Each Lender that is subject to the Patriot Act and Agent (for itself and not on behalf of any Lender) hereby notifies Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower.  This information includes the name and address of each Borrower and other information that will allow such Lender and Agent, as applicable, to identify each Borrower in accordance with the Patriot Act.  Each Borrower agrees to provide such information as each Lender and Agent may require in order to comply with the provisions of the Patriot Act and the policies and procedures established from time to time by each Lender and Agent in connection therewith.

11.16  Time of the Essence.Time is of the essence of the Loan Documents.

11.17  Joint and Several Liability of Borrowers.

Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by Agent, L/C Issuer and Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for all of the Obligations.

Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 11.17), it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each Person composing any of the Borrowers without preferences or distinction among them.

If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Persons composing the Borrowers will make such payment with respect to, or perform, such Obligations.

The obligations of each Person composing any of the Borrowers under the provisions of this Section 11.17 constitute the absolute and unconditional, full recourse obligations of each Person composing any of the Borrowers enforceable against each such Borrower to the full extent of its properties and assets, irrespective of the validity, regularity, or enforceability of this Agreement or any other circumstances whatsoever.

Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Borrowings under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or any Lender under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages, and, generally, to the extent permitted by applicable law, all demands, notices, and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent, or other action or acquiescence by Agent or any Lender at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition, or provision of this Agreement, any and all other indulgences whatsoever by Agent or any Lender in respect of any of the Obligations, and the taking, addition, substitution, or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution, or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of Agent or any Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this afford grounds for terminating, discharging, or relieving any Borrower, in whole or in part, from any of its obligations under this Section, it being the intention of each Borrower, Agents or Lenders that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of each such Borrower under this Section shall not be discharged except by performance and then only to the extent of such performance. The obligations of each Borrower under this Section shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction, or similar proceeding with respect to any Borrower, Agent or Lenders.  The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation, or any other change whatsoever in the name, constitution, or place of formation of any Borrower, Agent or Lenders.

Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of the Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations.  Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of the Borrowers’ financial condition, the financial condition of all guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

Each Borrower waives all rights and defenses arising out of an election of remedies by Agent or any Lender.  Each Borrower waives all rights and defenses that such Borrower may have because the Obligations are secured by any Collateral.  This means, among other things, that Agent or any Lender may collect from such Borrower without first foreclosing on any Collateral pledged by any of the Borrowers.

The provisions of this Section are made for the benefit of Agent and Lenders and their successors and assigns, and may be enforced by it or them from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of Agent or any such Lender, successor, or assign first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy. The provisions of this Section shall remain in effect until all of the Obligations shall have been indefeasibly paid in full. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy, or reorganization of any of the Persons composing any of the Borrowers, or otherwise, the provisions of this Section will forthwith be reinstated in effect as though such payment had not been made.

Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or any Lender with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash.  Any claim which any Borrower may have against any other Borrower with respect to any payments to Agent or any Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization, or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts, or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities, or other property, shall be made to any other Borrower therefor.

11.18  Savings Clause.

Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, the liability of each Borrower with respect to the Obligations shall be limited to a maximum aggregate amount equal to the greater of (a) the loan proceeds and the value of all other consideration and benefits received by or for the benefit of such Borrower in connection with the financing transactions contemplated hereunder, or (b) the largest amount that would not render its liability with respect thereto subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state, federal, provincial or other applicable law of any jurisdiction (collectively, the “Fraudulent Transfer Laws”), if and to the extent such Borrower (or trustee on its behalf) has properly invoked the protections of the Fraudulent Transfer Laws.  In making such determination, all rights of subrogation and contribution of any Borrower with respect to such obligations shall be deemed to be an asset of such Borrower.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed effective as of the date first above written.

BORROWERS: TASTY BAKING COMPANY
By:
Charles P. Pizzi, President and CEO

TASTYKAKE INVESTMENT COMPANY
By:
Andrew T. Panaccione, Chairman and President

TBC FINANCIAL SERVICES, INC.

By:
Charles P. Pizzi, President and CEO

TASTY BAKING OXFORD, INC.
By:
Charles P. Pizzi, Chairman and President

AGENT:
CITIZENS BANK OF PENNSYLVANIA., as Administrative Agent, Collateral Agent and L/C Issuer
By:
Name:
Title:
CITIZENS BANK OF PENNSYLVANIA, as Lender
By:
Name:
Title:

BANK OF AMERICA, N.A. as Lender
By:
Name:
Title:

SOVEREIGN BANK, as Lender
By:
Name:
Title:

MANUFACTURERS AND TRADERS TRUST COMPANY,
as Lender
By:
Name:
Title:

117